EXHIBITI 10.1

UNSECURED REVOLVING CREDIT AGREEMENT

DATED AS OF SEPTEMBER 21, 2006

AMONG

EQUITY INNS PARTNERSHIP, L.P.,

EQUITY INNS/WEST VIRGINIA PARTNERSHIP, L.P.,

EQI ORLANDO 2, L.L.C.,

AND

EQI FINANCING PARTNERSHIP I, L.P.,

AS BORROWER

AND

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

J.P. MORGAN SECURITIES INC.,

AS CO-LEAD ARRANGER/SOLE BOOK MANAGER,

AND

CALYON NEW YORK BRANCH,

AS SYNDICATION AGENT AND CO-LEAD ARRANGER

AMSOUTH BANK

BANK OF AMERICA, N.A.

AND

KEYBANK NATIONAL ASSOCIATION

EACH AS DOCUMENTATION AGENT

AND

THE SEVERAL OTHER LENDERS

FROM TIME TO TIME PARTIES HERETO

TABLE OF CONTENTS

EXHIBITS AND SCHEDULES

Exhibit A Intentionally Deleted

Exhibit B Form of Note

Exhibit C Intentionally Deleted

Exhibit D Form of Guaranty

Exhibit E Intentionally Deleted

Exhibit F Intentionally Deleted

Exhibit G Intentionally Deleted

Exhibit H Wiring Instructions

Exhibit I Form of Compliance Certificate

Schedule I  Calculation of Covenants

Exhibit J Intentionally Deleted

Exhibit K Assignment and Assumption Agreement

Exhibit L Amendment to Unsecured Revolving Credit Agreement

SCHEDULE 1.1 Schedule of Existing Letters of Credit

SCHEDULE 6.19 Environmental Compliance

SCHEDULE 6.24 Trade Names

SCHEDULE 6.25 Subsidiaries (Borrowers) Owning Unencumbered Assets

SCHEDULE 7.16 Subsidiaries (Guarantors) Owning Unencumbered Assets

UNSECURED REVOLVING CREDIT AGREEMENT

THIS UNSECURED REVOLVING CREDIT AGREEMENT is entered into as of September 21, 2006 by and among the following:

EQUITY INNS PARTNERSHIP, L.P., a Tennessee limited partnership having its principal place of business at c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138 (“Operating Partnership”), the sole general partner of which is Equity Inns Trust;

EQUITY INNS/WEST VIRGINIA PARTNERSHIP, L.P., a Tennessee limited partnership having its principal place of business c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138 (“EIP/WV”), the sole general partner of which is Equity Inns Services, L.L.C.., a Tennessee limited liability company which is wholly owned by Equity Inns, Inc.;

EQI ORLANDO 2, L.L.C., a Delaware limited liability company having its principal place of business c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138 (“EQI2);

EQI FINANCING PARTNERSHIP I, L.P., a Tennessee limited partnership having its principal place of business c/o Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, Tennessee 38138 (“EQI Financing), the sole general partner of which is EQI Financing Corporation, a Tennessee corporation (the Operating Partnership, EIP/WV, EQI2, and EQI Financing being referred to herein collectively as the “Borrower”);

JPMORGAN CHASE BANK, N.A. (“JPMorgan”), (successor by merger to Bank One, NA (main office New York, New York)) a national bank organized under the laws of the United States of America having an office at 277 Park Avenue, Third Floor, New York, New York 10172; as Co-Lead Arranger and Administrative Agent ("Administrative Agent") for the Lenders (as defined below);

J.P. MORGAN SECURITIES INC. ("JPMS"), as Sole Book Manager;

CALYON NEW YORK BRANCH (“Calyon”), the New York branch of a French banking corporation, having an office at 1301 Avenue of the Americas, New York, New York 10019, as Co-Lead Arranger and Syndication Agent (“Syndication Agent”);

BANK OF AMERICA, N.A. (“B of A”) having an office at 901 Main Street, 64th floor, Dallas, Texas 75202, as Documentation Agent ("Documentation Agent");

KEYBANK NATIONAL ASSOCIATION (“KeyBank”) having an office at 1200 Abernathy Road, NE, Suite 1550, Atlanta, Georgia 30328, as Documentation Agent;

AMSOUTH BANK (“AmSouth”), a state banking corporation, having an office at 1900 Fifth Avenue North, AmSouth Sonat Tower, 9th Floor, Birmingham, Alabama 35203, as Documentation Agent;

U.S. BANK NATIONAL ASSOCIATION ("USBank") having an office at 209 South LaSalle Street, Suite 410, Chicago, Illinois 60604; and

BRANCH BANKING AND TRUST COMPANY ("BB&T") having an office at 200 West 2nd Street; 16th floor, Winston-Salem, NC 27101;

REGIONS BANK (“Regions”), having an office at 417 20th Street North, Birmingham, Alabama, 35203.

RECITALS

A. The Borrower is primarily engaged in the business of acquiring, developing and owning premium limited service, premium extended stay and all suite and full service hotel properties.

B. The Borrower, the Administrative Agent, and certain other lenders have previously entered into a Second Amended and Restated Secured Revolving Credit Agreement dated as of June 20, 2005 with respect to a secured credit facility in the amount of $125,000,000 (the “Existing Facility”).

C. The Borrower has requested that the Lenders extend unsecured loans to the Borrower in the aggregate amount of $150,000,000 (with possible future increases to an amount up to $250,000,000) pursuant to the terms of this Agreement (the “Facility”), and that the Administrative Agent act as administrative agent for the Lenders and that the Existing Facility be terminated. The Administrative Agent and the Lenders have agreed to do so.

D. J.P. Morgan Securities Inc. has acted as co-lead arranger/sole book manager and Calyon New York Branch has acted as co-lead arranger and have arranged the Facility between the Lenders and Borrower and coordinated the closing of the Facility.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Article I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1.  Definitions

. As used in this Agreement, the following terms have the meanings set forth below:

“ABR Applicable Margin” means, as of any date with respect to any Adjusted Alternate Base Rate Advance, the Applicable Margin in effect for such Adjusted Alternate Base Rate Advance as determined in accordance with Section 2.6 hereof.

“Adjusted Alternate Base Rate” means a floating interest rate equal to the Alternate Base Rate plus the ABR Applicable Margin changing when and as the Alternate Base Rate and ABR Applicable Margin changes.

“Adjusted Alternate Base Rate Advance” means an Advance that bears interest at the Adjusted Alternate Base Rate.

“Adjusted EBITDA” means, for any period, EBITDA adjusted to deduct from EBITDA the sum of (a) the Agreed FF&E Reserve for all Properties of the Consolidated Group during such period plus (b) the Consolidated Group Pro Rata Share of four percent (4%) of gross room revenue for all Properties of Investment Affiliates during such period.

“Adjusted LIBOR Rate” means, with respect to a LIBOR Advance for any day during the relevant LIBOR Interest Period, the sum of (i) the quotient of (a) the Base LIBOR Rate applicable to such LIBOR Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such LIBOR Interest Period, plus the LIBOR Applicable Margin in effect on such day.

“Adjusted Net Operating Income” means, with respect to any Property, Net Operating Income for such Property less four percent (4%) of gross room revenues for such Property.

“Administrative Agent” means JPMorgan, acting as agent for the Lenders in connection with the transactions contemplated by this Agreement, and its successors in such capacity.

“Advance” means a loan to the Borrower hereunder by one or more of the Lenders pursuant to Section 2.1 hereof, whether such Advances are from time to time, Adjusted Alternate Base Rate Advances, LIBOR Advances or Swingline Loans.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any other Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means, as of any date, the sum of all of the Lenders’ then current Commitments, which on the Agreement Effective Date shall be $150,000,000 subject to Borrower’s right to reduce the Aggregate Commitment pursuant to Section 2.17 or to increase the Aggregate Commitment pursuant to Section 2.18.

“Agreed FF&E Reserve” means, with respect to any period and Property, 4% of gross room revenues for the Consolidated Group during such period.

“Agreement” means this Unsecured Revolving Credit Agreement and all amendments, modifications and supplements hereto.

“Agreement Effective Date” shall mean September ____, 2006.

“Allocated Facility Amount” means, at any time, the sum of all then outstanding Advances (including all Swingline Loans) and the then Facility Letter of Credit Obligations.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Commitment Fee Percentage” means, as of any date, the percentage then in effect pursuant to the chart shown in Section 2.7.

“Applicable Margin” means the applicable margins set forth in the table in Section 2.6 used to calculate the interest rate applicable to the various types of Advances, which may vary from time to time in the manner set forth in Section 2.6.

“Approved Management Agreement” means a management agreement that contains substantially market standard terms.

“Arrangers” means JPMS and Calyon, collectively.

“Base LIBOR Rate” means, with respect to a LIBOR Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Base LIBOR Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which JPMorgan or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of JPMorgan’s relevant LIBOR Advance and having a maturity equal to such Interest Period.

“Borrower” is defined in the Preambles.

“Borrowing Base” means, as of any date, 60% of Total Asset Value derived from Borrowing Base Assets, provided that the maximum value of any one Borrowing Base Asset will not exceed 20% of Total Asset Value derived from Borrowing Base Assets.

“Borrowing Base Assets” means Unencumbered Assets which (i) are wholly-owned in fee simple by Borrower or a Guarantor, except that up to 15% of the Borrowing Base may be comprised of Borrowing Base Assets owned by Qualifying Investment Affiliates in which the Borrower and/or Guarantors have an ownership percentage of at least 74.9%, and (ii) have been in service for at least 24 months.

“Borrowing Date” means a Business Day on which an Advance is made to the Borrower.

“Borrowing Notice” is defined in Section 2.11(a) hereof.

“Business Day” means a day, other than a Saturday, Sunday or holiday, on which banks are open for business in New York, New York and, where such term is used in reference to the selection or determination of the Adjusted LIBOR Rate, in London, England.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean (i) short term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A 1 or better by Standard and Poor’s Corporation or P 1 or better by Moody’s Investors Service, Inc., or (iii) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000.

“Code” means the Internal Revenue Code of 1986 as amended from time to time, or any replacement or successor statute, and the regulations promulgated thereunder from time to time.

“Commitment” means the obligation of each Lender, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties herein, to make Advances not exceeding in the aggregate the amount set forth opposite its signature below, or the amount stated in any subsequent amendment hereto.

“Commitment Fee” is defined in Section 2.7.

“Compliance Certificate” is defined in Section 8.2(v).

“Consolidated Group” means the Borrower, the Guarantors and any other subsidiary partnerships or entities of any of them which are required under GAAP to be consolidated with the Borrower and the Guarantors for financial reporting purposes and does not include Investment Affiliates.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate, determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate after repayment in full of all Indebtedness of such Investment Affiliate.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with all or any of the entities in the Consolidated Group, are treated as a single employer under Sections 414(b) or 414(c) of the Code.

“Debt Service” means for any period, (a) Interest Expense for such period plus (b) the aggregate amount of regularly scheduled principal payments of Indebtedness (excluding optional prepayments and balloon principal payments due on maturity in respect of any Indebtedness) required to be made during such period by the Consolidated Group plus (c) the Consolidated Group Pro Rata Share of all such regularly scheduled principal payments required to be made during such period by any Investment Affiliate (other than Excluded Investment Affiliates) on Indebtedness (excluding optional prepayments and balloon principal payments due on maturity in respect of any Indebtedness) taken into account in calculating Interest Expense, without duplication.

“Default” means an event which, with notice or lapse of time or both, would become an Event of Default.

“Default Rate” means with respect to any Advance, a rate equal to the interest rate applicable to such Advance plus three percent (3%) per annum.

“Defaulting Lender” means any Lender which fails or refuses to perform its obligations under this Agreement within the time period specified for performance of such obligation, or, if no time frame is specified, if such failure or refusal continues for a period of five Business Days after written notice from the Administrative Agent; provided that if such Lender cures such failure or refusal, such Lender shall cease to be a Defaulting Lender.

“Dollars” and “$” mean United States Dollars.

“EBITDA” means (a) net income applicable to common shareholders as reported by the Consolidated Group in accordance with GAAP (reduced to eliminate any income from Investment Affiliates), for the most recent four full fiscal quarters unless otherwise specified, as adjusted by (i) excluding Preferred Stock Expense, (ii) excluding gains and losses from property sales, property write-downs, debt or equity restructurings and adjusting for the non-cash effect of straight-lining of rents, (iii) excluding the effect of discontinued operations, (iv) excluding the effect of income taxes, (v) excluding the effect of minority interests, (vi) adding back Interest Expense, (vii) straight-lining various ordinary operating expenses which are payable less frequently than monthly (e.g. real estate taxes and Ground Lease Expense) (viii) adding back depreciation, amortization and all non-cash items, and plus (b) the Consolidated Group Pro Rata Share of such income (adjusted as described above) of any Investment Affiliate (other than Excluded Investment Affiliates), provided that no item of income or expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories. If a Property has been acquired during the period for which EBITDA is being determined (the “Measurement Period”), then EBITDA will be adjusted to reflect an annualized EBITDA for such Property based on the applicable period of the time during the Measurement Period the Property was owned by the Consolidated Group and up to twelve months pre-acquisition (so that the total Measurement Period is twelve months). If a Property has been sold during such Measurement Period, EBITDA shall be adjusted to exclude any Net Operating Income from such Property from the calculation of EBITDA.

“Effective Date” means each Borrowing Date and, if no Borrowing Date has occurred in the preceding calendar month, the first Business Day of each calendar month.

“EIP/WV” means Equity Inns/West Virginia Partnership, L.P., a Tennessee limited partnership.

“Environmental Laws” means any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority having jurisdiction over any member of the Consolidated Group or any Investment Affiliate, or their respective assets, and regulating or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the operations of such member of the Consolidated Group or Investment Affiliate, or any of their respective assets or Properties.

“EQI Financing” means EQI Financing Partnership I, L.P., a Tennessee limited partnership.

“EQI2” means EQI Orlando 2, L.L.C., A Tennessee limited liability company.

“Equity Inns” means Equity Inns, Inc., a Tennessee corporation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder from time to time.

“Event of Default” means any event set forth in Article X hereof.

“Excluded Investment Affiliate” means Investment Affiliates whose assets and liabilities shall be excluded from the calculations of the Consolidated Group’s compliance with the financial covenants of this Agreement so long as the following conditions are met: (i) the Consolidated Group Pro Rata Share of any such Investment Affiliate is less than 20%; (ii) the Consolidated Group does not have voting control of, or the ability to otherwise direct the actions of, such Investment Affiliate; (iii) no Indebtedness of such Investment Affiliate is recourse to, or guaranteed by, any member of the Consolidated Group; and (iv) the aggregate book value in accordance with GAAP of the Consolidated Group’s investment in all Excluded Investment Affiliates does not exceed the difference between $35,000,000 and the amount of the Borrowing Base attributable to Properties Under Development.

“Excluded Property” means a Property that has been completed but has been in operation for less than 24 months.

“Existing Agreement” means that certain Second Amended and Restated Secured Revolving Credit Agreement dated as of June 20, 2005 by and between the Borrower, the Administrative Agent and certain of the other Lenders.

“Existing Trust Preferred Securities” means the fixed/floating preferred securities in an aggregate principal amount of $50,000,000 issued on or about June 17, 2005 by Equity Inns Statutory Trust, a wholly-owned subsidiary of Equity Inns Partnership, L.P., which mature on June 30, 2035.

“Facility” means the unsecured revolving credit facility as defined in Recital C and described in Section 2.1.

“Facility Letter of Credit” means a Letter of Credit issued pursuant to Article III of this Agreement, including any Letter of Credit issued pursuant to Article III of the Existing Agreement which remains outstanding at the Agreement Execution Date as shown on Schedule 1.1 hereto.

“Facility Letter of Credit Fee” is defined in Section 3.8.

“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.

“Facility Letter of Credit Sublimit” means $25,000,000.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“FF&E” means fixtures, furniture and equipment located at the Properties.

“FF&E Deficiency” means the amount, if any, by which 4% of the gross room revenues of the Consolidated Group during the preceding four fiscal quarters, on a rolling basis, exceeds the actual expenditures by the Consolidated Group for FF&E replacements or capital items at the Consolidated Group’s Properties during the same period.

“Fixed Charges” means, for any period, the sum of (i) Debt Service for such period plus (ii) Preferred Stock Expense of the Guarantors for such period plus (iii) Ground Lease Expense for such period.

“Funds From Operations” means for any period, net income applicable to common shareholders as reported by the Consolidated Group in accordance with GAAP (reduced to eliminate any income from Investment Affiliates), as adjusted by (i) excluding gains and losses from property sales, property write-downs, debt or equity restructurings and adjusting for the non-cash effect of straight-lining of rents, (ii) excluding the effect of income taxes, (iii) excluding the effect of minority interests, (iv) straight-lining various ordinary operating expenses which are payable less frequently than monthly (e.g. real estate taxes and Ground Lease Expense, (v) adding back real estate-related depreciation and amortization, and (vi) excluding the effect of all non-cash items. Annualized Funds from Operations for such Person will be calculated for the four most recent fiscal quarters for which financial results are available.

“GAAP” means generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements of the Consolidated Group required hereunder, without adjustment under FASB SAB 101.

“Ground Lease Expense” means, for any period, all payments due from any member of the Consolidated Group under a lease of land underlying a Property for such period.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantors” means collectively, Equity Inns Trust, a Maryland real estate investment trust and Equity Inns, Inc., a Tennessee corporation.

“Guaranty” means the Guaranty executed by the Guarantors in the form attached hereto as Exhibit D.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities and other accounts payable, and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under financing leases and capital leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of such Person, Guarantee Obligations of such Person in respect of primary obligations of any of its Subsidiaries), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, and (j) such Person’s pro rata share of debt in Investment Affiliates (other than Excluded Investment Affiliates) and any loans where such Person is liable as a general partner.

“Insolvency” means insolvency as defined in the United States Bankruptcy Code, as amended. “Insolvent” when used with respect to a Person, shall refer to a Person who satisfies the definition of Insolvency.

“Interest Expense” all interest expense of the Consolidated Group determined in accordance with GAAP plus (i) capitalized interest not covered by an interest reserve from a loan facility, plus (ii) the allocable portion (based on liability) of any accrued or paid interest incurred on any obligation for which any member of the Consolidated Group is wholly or partially liable under repayment, interest carry, or performance guarantees, or other relevant liabilities, plus (iii) the Consolidated Group Pro Rata Share of any accrued or paid interest incurred on any Indebtedness of any Investment Affiliate (other than Excluded Investment Affiliates), whether recourse or non recourse, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories.

“Interest Period” means a LIBOR Interest Period.

“Investment Affiliate” means any Person in which any member of the Consolidated Group, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group on the consolidated financial statements of the Consolidated Group.

“Issuance Date” is defined in Section 3.4(a)(2).

“Issuance Notice” is defined in Section 3.4(c).

“Issuing Bank” means, with respect to each Facility Letter of Credit, the Lender which issues such Facility Letter of Credit. JPMorgan shall be the sole Issuing Bank.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Lenders” means JPMorgan and the other Persons executing this Agreement in such capacity, or any Person which subsequently executes and delivers any amendment hereto in such capacity and each of their respective permitted successors and assigns. Where reference is made to “the Lenders” in any Loan Document it shall be read to mean “all of the Lenders” unless the context requires otherwise.

“Lending Installation” means any U.S. office of any Lender authorized to make loans similar to the Advances described herein.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Letter of Credit Collateral Account” is defined in Section 3.9.

“Letter of Credit Request” is defined in Section 3.4(a).

“LIBOR Advance” means an Advance that bears interest at the Adjusted LIBOR Rate.

“LIBOR Applicable Margin” means, as of any date with respect to any LIBOR Advance, the Applicable Margin in effect for such LIBOR Advance as determined in accordance with Section 2.6 hereof.

“LIBOR Interest Period” means, with respect to a LIBOR Advance, a period of one, two, three or six months, or any other period as approved by all Lenders, as selected in advance by the Borrower.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or easement of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person).

“Loan” means, with respect to a Lender, such Lender’s portion of any Advance.

“Loan Documents” means this Agreement, the Notes, the Guaranty, and any and all other agreements or instruments required and/or provided to Lenders hereunder or thereunder, as any of the foregoing may be amended from time to time.

“Loan Parties” the Borrower, the Guarantors and each other Affiliate of the Borrower which is a party to a Loan Document.

“Margin Stock” has the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means, with respect to any matter, that such matter in the Required Lenders’ good faith judgment may (x) materially and adversely affect the business, properties, condition or results of operations of the Consolidated Group taken as a whole, or (y) constitute a non-frivolous challenge to the validity or enforceability of any material provision of any Loan Document against any obligor party thereto.

“Material Adverse Financial Change” shall be deemed to have occurred if the Required Lenders, in their good faith judgment, determine that a material adverse financial change has occurred which could prevent timely repayment of any Advance hereunder or materially impair Borrower’s ability to perform its obligations under any of the Loan Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, radon, polychlorinated biphenyls and urea formaldehyde insulation.

“Maturity Date” means September _____, 2010 (subject to extension in accordance with Section 2.21) or such earlier date on which the principal balance of the Facility and all other sums due in connection with the Facility shall be due as a result of the acceleration of the Facility.

“Monetary Default” means any Default involving Borrower’s failure to pay any of the Obligations when due.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Operating Income” means, with respect to any Property, for any period, all income attributable to such Property less all expenses directly related to such Property (except for any expenditures for FF&E replacement and capital improvements), such as real estate taxes, ground lease payments, base management fees and franchise fees, adding back depreciation, amortization and interest expense with respect to such Property for such period, and, if such period is less than a year, adjusted by straight lining various expenses which are payable less frequently than monthly during every such period (e.g. real estate taxes, ground lease payments and insurance).

“Newly Acquired Properties” means each Property acquired after the closing of the Facility for an effective cap rate greater than nine percent (9%) until such time as the purchase price for such Property divided by the Adjusted Net Operating Income for such Property for the trailing twelve month period, is equal to or less than 9.0.

“Note” means the promissory note (or amended and restated promissory note) payable to the order of each Lender in the amount of such Lender’s maximum Commitment in the form attached hereto as Exhibit B (collectively, the “Notes”).

“Obligations” means the Advances, the Facility Letter of Credit Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or any or all of the Lenders arising under this Agreement or any of the other Loan Documents.

“Operating Partnership” means Equity Inns Partnership, L.P., a Tennessee limited partnership.

“Owner” means, as of any date, each of the Wholly-Owned Subsidiaries and entities comprising the Borrower that own a Property.

“Participants” is defined in Section 13.2.1 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to each Lender, the applicable percentage of the then-current Aggregate Commitment represented by such Lender’s then-current Commitment.

“Permitted Liens” are defined in Section 9.6 hereof.

“Permitted Operating Lease” means a lease between one of the Borrowers or a Wholly-Owned Subsidiary and a taxable Wholly-Owned Subsidiary (provided such taxable Wholly-Owned Subsidiary has entered into an Approved Management Agreement for the management of the hotel covered by such Permitted Operating Lease) on substantially the same lease form as currently being used by Borrower.

“Person” means an individual, a corporation, a limited or general partnership, an association, a joint venture or any other entity or organization, including a governmental or political subdivision or an agent or instrumentality thereof.

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, whether or not terminated, as to which the Borrower or any member of the Controlled Group may have any liability.

“Preferred Stock” means, for any Person, any preferred stock issued by such Person.

“Preferred Stock Expense” means, for any period for any Person, the aggregate dividend payments due to the holders of Preferred Stock of such Person, whether payable in cash or in kind, and whether or not actually paid during such period.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by JPMorgan or its parent from time to time (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Property” means any real estate asset owned by a member of the Consolidated Group or an Investment Affiliate and operated as a premium limited service, premium extended stay or premium all suite or full service hotel property.

“Property Under Development” means a Property under development (in accordance with GAAP) on which construction of the hotel has commenced but which has not been substantially completed and occupied and which is subject to a Permitted Operating Lease and an Approved Management Agreement that will be effective upon opening.

“Purchasers” is defined in Section 13.3.1 hereof.

“Qualified Officer” means, with respect to any entity, the president, the vice president, the treasurer, the chief financial officer, the chief accounting officer or the controller of such entity if it is a corporation or of such entity’s general partner if it is a partnership.

“Qualifying Investment Affiliate” means any Subsidiary or Investment Affiliate with respect to which (i) the Borrower or one of its Wholly-Owned Subsidiaries has management control of the Subsidiary or Investment Affiliate and each of its assets and (ii) the Borrower or such Wholly-Owned Subsidiary, as the case may be, is not subject to restrictions contained in the organizational documents of any of such entities (or any such restrictions have expired) on its ability to sell or finance the real property owned by such Subsidiary or Investment Affiliate or its interest in the Subsidiary or Investment Affiliate. In no event shall a Subsidiary or Investment Affiliate be a Qualifying Investment Affiliate if it has Indebtedness that is recourse to the Subsidiary or Investment Affiliate (excluding Indebtedness that is recourse to the Subsidiary or Investment Affiliate only for customary non-recourse carve-outs).

“Qualifying Trust Preferred Securities” means (i) the Existing Trust Preferred Securities, (ii) up to $50,000,000 of preferred securities issued to refinance the Existing Trust Preferred Securities and (iii) up to $50,000,000 of additional trust preferred securities, provided that the securities issued in accordance with clauses (ii) and (iii) must be subordinate to all senior debt of the Borrower, including the Facility, and be otherwise structured in substantially the same way as the Existing Trust Preferred Securities.

“Rate Option” means the Adjusted Alternate Base Rate or the Adjusted LIBOR Rate. The Rate Option in effect on any date shall always be the Adjusted Alternate Base Rate unless the Borrower has properly selected the Adjusted LIBOR Rate pursuant to Section 2.11 hereof.

“Recourse Indebtedness” means, with respect to any Person, Indebtedness for borrowed money, whether as a maker or a guarantor, other than non-recourse secured Indebtedness which limits the liability of the maker thereof to its interest in the Properties given for such indebtedness, subject only to those customary “carve-outs” to non-recourse status required by institutional mortgage lenders.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate liabilities of the Borrower to the Lenders, the Issuing Bank and the Administrative Agent in respect of all payments or disbursements made by the Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit, and which have not been repaid by Borrower.

“REMIC Loan” means that certain $88,000,000 issuance of mortgage bonds by the REMIC Partnership pursuant to the terms of an Indenture dated as of February 6, 1997.

“REMIC Partnership” means EQI Financing Partnership I, L.P., the borrower under the REMIC Loan which has as its sole limited partner, holding 99% of the partnership interests therein, the Operating Partnership and as its sole general partner, holding 1% of the partnership interests therein, EQI Financing Corporation which is wholly owned by Equity Inns Trust.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means, as of any date, those Lenders holding, in the aggregate, more than sixty percent (60%) of the then current Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders holding, in the aggregate, more than sixty percent (60%) of the aggregate unpaid principal amount of the outstanding Advances.

“Reserve Requirement” means, with respect to a LIBOR Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“S&P” means Standard & Poor’s Ratings Group and its successors.

“Subsidiary” means as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person, and provided such corporation, partnership or other entity is consolidated with such Person for financial reporting purposes under GAAP.

“Supermajority Lenders” means, as of any date, those Lenders holding, in the aggregate, more than eighty percent (80%) of the then current Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders holding, in the aggregate, more than eighty percent (80%) of the aggregate unpaid principal amount of the outstanding Advances.

“Swingline Advances” means, as of any date, collectively, all Swingline Loans then outstanding under this Facility.

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans not exceeding $20,000,000, which is included in, and is not in addition to, the Swingline Lender’s total Commitment hereunder.

“Swingline Lender” shall mean JPMorgan, in its capacity as a Lender.

“Swingline Loan” means a loan made by the Swingline Lender pursuant to Section 2.16 hereof.

“Tangible Net Worth” means “net worth”, as determined in accordance with GAAP, less intangible assets included in such net worth, less equity investment in Excluded Investment Affiliates, plus accumulated depreciation.

“Total Asset Value” means (a) Adjusted Net Operating Income from all Properties owned by the Consolidated Group (other than Excluded Properties and Newly Acquired Properties) for the trailing twelve month period divided by .09, plus (b) Consolidated Group Pro Rata Share of the Adjusted Net Operating Income from all Properties owned by Investment Affiliates (other than Excluded Properties and Newly Acquired Properties) for the trailing twelve month period divided by .09, plus (c) the amount by which Unrestricted Cash and Cash Equivalents exceeds $10,000,000, plus (d) the Total Cost for Properties Under Development, Excluded Properties, and Newly Acquired Properties.

“Total Cost” means, as of any date, (a) if the Property is owned by the Consolidated Group, the sum of (i) the book value under GAAP of such Property plus (ii) all accumulated depreciation on such Property previously reflected on the Consolidated Group’s financial statements, in accordance with GAAP, or (b) if such Property is owned by an Investment Affiliate, the sum of (i) the Consolidated Group Pro Rata Share of the book value under GAAP of such Property plus (ii) the Consolidated Group Pro Rata Share of all depreciation on such Property previously reflected on the Investment Affiliate’s financial statements, in accordance with GAAP.

“Total Indebtedness” means, as of any date, the sum of (i) all Indebtedness of the Consolidated Group in existence on such date plus (ii) the Consolidated Group Pro Rata Share of all Indebtedness of any Investment Affiliate (other than Excluded Investment Affiliates), to the extent not included in the Indebtedness described in clause (i), without duplication.

“Transferee” is defined in Section 13.4 hereof.

“Total Secured Indebtedness” means as of any date, the aggregate principal amount of that portion of Total Indebtedness that is secured by a Lien on the Property of any member of the Consolidated Group or any Investment Affiliate.

“Total Unsecured Indebtedness” means as of any date, the aggregate principal amount of that portion of Total Indebtedness that is not secured by a Lien on the Property of any member of the Consolidated Group or any Investment Affiliate.

“Unencumbered Asset” means, with respect to any Property located in the United States and wholly owned by Borrower, any Guarantor or a Qualifying Investment Affiliate, which is in service or is a Property Under Development, at any date of determination, the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions on transferability or assignability) of any kind, (b) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset which prohibits or limits the ability of the Borrower or any Guarantor, as the case may be, to create, incur, assume or suffer to exist any Lien upon any assets or Capital Stock of the Borrower or Guarantor (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien on any assets or Capital Stock of the Borrower or any Guarantor or would entitle any Person to the benefit of any Lien (but excluding liens in favor of Lenders and other Permitted Liens identified in Section 9.6 (i) - (iv) and (vii)) on such assets or Capital Stock upon the occurrence of any contingency (including, without limitation, pursuant to an “equal and ratable” clause), and (d) is compliant with the criteria set forth in Section 8.13 hereof. For the purposes of the foregoing, any Property owned by a Qualifying Investment Affiliate shall not be deemed to be an “Unencumbered Asset” unless (i) both such Property and all Capital Stock of such Qualifying Investment Affiliate, and of each entity in the chain of ownership between the Borrower and such Qualifying Investment Affiliate is unencumbered and (ii) such Qualifying Investment Affiliate and each intervening entity between the Borrower and such Qualifying Investment Affiliate does not have any Indebtedness for borrowed money or any Guarantee Obligations.

“Unencumbered Asset Value” means, subject to the limitations hereinafter set forth, as of the end of a quarter, (a) the value of all Unencumbered Assets determined by dividing the Adjusted Net Operating Income from Unencumbered Assets owned by the Consolidated Group and the Consolidated Group Pro Rata Share of Adjusted Net Operating Income from Unencumbered Assets owned by Qualifying Investment Affiliates, each for the trailing twelve month period (other than Excluded Properties and Newly Acquired Properties) by .09, plus (b) the amount by which Unrestricted Cash and Cash Equivalents exceeds $10,000,000, plus (c) the Total Cost for Unencumbered Assets which are Properties Under Development, Excluded Properties and Newly Acquired Properties. The inclusion of Unencumbered Assets in the calculation of Unencumbered Asset Value shall be subject to the following limitations:

•
85% of the Unencumbered Asset Value shall be from assets that are wholly-owned and controlled by the Borrower and the remaining amount shall be from assets owned by Qualifying Investment Affiliates (or Borrower or a Guarantor);

•	90% of the Unencumbered Asset Value shall be from assets that are, directly or indirectly, held in fee simple by Borrower or a Wholly-Owned Subsidiary;

•	The maximum aggregate value of Properties Under Development and Excluded Properties included in the Unencumbered Asset Value will not exceed 20% of the Unencumbered Asset Value; and

•
No more than 30% of the total Unencumbered Asset Value may be derived from assets that are (i) not wholly-owned and controlled by the Borrower (ii) not directly or indirectly, held in fee simple by Borrower or a Wholly-Owned Subsidiary, (iii) Properties Under Development, and (iv) Excluded Properties.

“Unrestricted Cash and Cash Equivalents” means, in the aggregate, all cash, deposits with commercial banks or short term debt instruments issued by the U.S. Treasury or other highly creditworthy institutions described herein which are not pledged or otherwise restricted for the benefit of any creditor and which are owned by members of the Consolidated Group, to be valued for purposes of this Facility at 100% of their then-current book value, as determined under GAAP.

“Wholly-Owned Subsidiary” means a Subsidiary which is 100% owned, directly or indirectly, by one or more of the entities comprising the Borrower.

The foregoing definitions shall be equally applicable to both the singular and the plural forms of the defined terms.

Section 1.2.  Financial Standards

. All financial computations required of a Person under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP, except that if any Person’s financial statements are not audited, such Person’s financial statements shall be prepared in accordance with the same sound accounting principles utilized in connection with the financial information submitted to Lenders with respect to such Person or the Properties of such Person in connection with this Agreement and shall be certified by an authorized representative of such Person.

Article II.

THE FACILITY

Section 2.1.  The Facility; Limitations on Borrowing

. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower and the Guarantors contained herein, Lenders agree (x) to make Advances through the Administrative Agent to Borrower from time to time prior to the Maturity Date and (y) to issue Facility Letters of Credit under Article III of this Agreement, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not:

(i)  cause the then current Allocated Facility Amount to exceed the then-current Aggregate Commitment; or

(ii)  cause the then current Allocated Facility Amount to exceed the then-current Borrowing Base; or

(iii)  cause the then current outstanding Swingline Advances to exceed the Swingline Commitment; or

(iv)  cause the then outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit.

The Advances may be ratable Adjusted Alternate Base Rate Advances, ratable LIBOR Advances or non pro rata Swingline Loans. Except as provided in Sections 2.16 and 2.18 hereof, each Lender shall fund its Percentage of each such Advance and no Lender will be required to fund any amounts which when aggregated with such Lender’s Percentage of (i) all other Advances then outstanding, (ii) all Swingline Advances and (iii) all Facility Letter of Credit Obligations would exceed such Lender’s then current Commitment. This Facility is a revolving credit facility and, subject to the provisions of this Agreement, the Borrower may request Advances hereunder, repay such Advances and reborrow Advances at any time prior to the Maturity Date. Unless and until the Administrative Agent is otherwise advised in writing to the contrary by all of the entities comprising the Borrower, all Loans shall be deemed to be requested by the Operating Partnership and shall be funded directly to the Operating Partnership, EIP/WV, EQI Financing and EQI2 each irrevocably authorizes the Administrative Agent to honor requests for Advances made by the Operating Partnership and to fund such Loans directly to the Operating Partnership.

Section 2.2.  Maturity Date

. The Facility created by this Agreement, and the Commitment of each Lender to lend hereunder, shall terminate on the Maturity Date, unless sooner terminated in accordance with the terms of this Agreement. Any outstanding Advances not previously repaid and all other unpaid Obligations shall be paid in full by the Borrower on the Maturity Date.

Section 2.3.  Requests for Advances; Responsibility for Advances

. Ratable Advances shall be made available to Borrower by Administrative Agent in accordance with Section 2.1 and Section 2.11(a) hereof. The obligation of each Lender to fund its Percentage of each ratable Advance shall be several and not joint.

Section 2.4.  Evidence of Credit Extensions

. The Advances of each Lender outstanding at any time shall be evidenced by the Notes. Each Note executed by the Borrower shall be in a maximum principal amount equal to each Lender’s Percentage of the current Aggregate Commitment. Each Lender shall record Advances and principal payments thereof on the schedule attached to its Note or, at its option, in its records, and each Lender’s record thereof shall be conclusive absent Borrower furnishing to such Lender conclusive and irrefutable evidence of an error made by such Lender with respect to that Lender’s records. Notwithstanding the foregoing, the failure to make, or an error in making, a notation with respect to any Advance shall not limit or otherwise affect the obligations of Borrower hereunder or under the Notes to pay the amount actually owed by Borrower to Lenders.

Section 2.5.  Ratable and Non Ratable Loans

. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to their Percentages, except for Swingline Loans which shall be made by the Swingline Lender in accordance with Section 2.16. The ratable Advances may be Adjusted Alternate Base Rate Advances, LIBOR Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.10 and 2.11.

Section 2.6.  Applicable Margins

. The ABR Applicable Margin and the LIBOR Applicable Margin to be used in calculating the interest rate applicable to different types of Advances shall vary from time to time in accordance with the ratio of Total Indebtedness to EBITDA:

Ratio of Total Indebtedness to EBITDA	LIBOR Applicable Margin	ABR Applicable Margin
Less than 4.5x	1.25%	0.25%
4.5x or over, but less than 5.00x	1.375%	0.375%
5.00x or over, but less than 5.50x	1.50%	0.50%
5.50x or over, but less than 6.0x	1.875%	0.875%

The Applicable Margins will change quarterly upon delivery of a compliance certificate in the form of attached hereto, reflecting the ratio of Total Indebtedness to EBITDA as of the last day of the preceding fiscal quarter as disclosed on the financial statements for such fiscal quarter delivered to the Lenders.

Section 2.7.  Commitment Fee

. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) from the Agreement Effective Date to and including the Maturity Date, calculated at the then current per annum Applicable Commitment Fee Percentage (calculated for actual days elapsed on the basis of a 360 day year) on the daily unborrowed portion of such Lender’s Commitment (which is equal to the difference between (a) such Lender’s Commitment on such day and (b) the then outstanding Loans owed to such Lender plus the Lender’s Percentage of any outstanding and undrawn Facility Letters of Credit (“Unused Facility Amount”)) payable quarterly in arrears on the last day of each calendar quarter hereafter beginning December 31, 2006 and ending on the Maturity Date. The Applicable Commitment Fee Percentage shall be equal to 0.15% for any period during which the average daily Unused Facility Amount for all Lenders is less than fifty percent (50%) of the Aggregate Commitment and 0.25% in all other cases. Notwithstanding the foregoing, all accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder. The Swingline Commitment shall be treated in the same fashion as the other Commitments for purposes of calculating the Commitment Fees and only the actual Swingline Loans outstanding on any day shall be included in the aggregate amount of outstanding Loans owed to the Swingline Lender on such day.

Section 2.8.  Other Fees.

(a)  The Borrower agrees to pay all fees payable to the Administrative Agent and JPMorgan Securities, Inc. pursuant to the Borrower’s prior letter agreement with them.

(b)  The Borrower also agrees to pay the fees described in Section 3.8 below with respect to any Facility Letters of Credit.

Section 2.9.  Minimum Amount of Each Advance

. Each LIBOR Advance shall be in the minimum amount of $2,000,000 (and in multiples of $100,000 if in excess thereof), each Adjusted Alternate Base Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof) and each Swingline Advance shall be in the minimum amount of $50,000 (and in multiples of $25,000 if in excess thereof), provided, however, that any Adjusted Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment.

Section 2.10.  Interest.

(a)  The outstanding principal balance under the Notes shall bear interest from time to time at a rate per annum equal to:

(i)  the Adjusted Alternate Base Rate; or

(ii)  at the election of Borrower with respect to all or portions of the Obligations, the Adjusted LIBOR Rate.

(b)  All interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest accrued on each Adjusted Alternate Base Rate Advance, LIBOR Advance and Swingline Loan shall be payable in arrears from time to time on each of (i) the first day of each calendar month, commencing with the first such date to occur after the date hereof, (ii) the Maturity Date, and (iii) the effective date of any termination of the Aggregate Commitment in full pursuant to Section 2.17. Interest shall not be payable for the day of any payment on the amount paid if payment is received by Administrative Agent prior to noon (New York time). If any payment of principal or interest under the Notes shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a payment of principal, such extension of time shall be included in computing interest due in connection with such payment; provided that for purposes of Section 10.1 hereof, any payments of principal described in this sentence shall be considered to be “due” on such next succeeding Business Day.

Section 2.11.  Selection of Rate Options and LIBOR Interest Periods.

(a) Borrower, from time to time, may select the Rate Option and, in the case of each LIBOR Advance, the commencement date (which shall be a Business Day) and the length of the LIBOR Interest Period applicable to each LIBOR Advance. Borrower shall give Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) (i) at least one Business Day prior to an Adjusted Alternate Base Rate Advance, (ii) at least three (3) Business Days prior to a ratable LIBOR Advance, and (iii) not later than 11:00 a.m. (New York time) on the Borrowing Date for each Swingline Loan, specifying:

(i)  the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)  the aggregate amount of such Advance,

(iii)  the type of Advance selected, and

(iv)  in the case of each LIBOR Advance, the LIBOR Interest Period applicable thereto.

The Borrower shall also deliver together with each Borrowing Notice the compliance certificate required in Section 5.2 and otherwise comply with the conditions set forth in Section 5.2 for Advances, provided, however, that with regard to delivering a compliance certificate with each Borrowing Notice, so long as all Borrowing Base Assets, as of the time of the last compliance certificate, continue to qualify as Borrowing Base Assets, a compliance certificate will not be required provided that Borrower’s request for an Advance or the issuance of a Facility Letter of Credit shall constitute its representation and warranty that it is in compliance with the covenants herein, including that the requested Advance or issuance of a Facility Letter of Credit will not result in a violation of any of the limitations set forth in Section 2.1 hereof. Administrative Agent shall provide each Lender by facsimile with a copy of each Borrowing Notice and compliance certificate by 3:00 p.m. on the same Business Day it is received.

Not later than noon (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in New York to the Administrative Agent. Administrative Agent will promptly make the funds so received from the Lenders available to the Borrower.

(b)  Administrative Agent shall, as soon as practicable after receipt of a Borrowing Notice, determine the Adjusted LIBOR Rate applicable to the requested ratable LIBOR Advance and inform Borrower and Lenders of the same. Each determination of the Adjusted LIBOR Rate by Administrative Agent shall be conclusive and binding upon Borrower in the absence of manifest error.

(c)  If Borrower shall prepay a LIBOR Advance other than on the last day of the LIBOR Interest Period applicable thereto, Borrower shall be responsible to pay all amounts due to Lenders as required by Section 4.4 hereof.

(d)  As of the end of each LIBOR Interest Period selected for a ratable LIBOR Advance, the interest rate on the LIBOR Advance will become the Adjusted Alternate Base Rate, unless Borrower has once again selected a LIBOR Interest Period in accordance with the timing and procedures set forth in Section 2.11(g).

(e)  The right of Borrower to select the Adjusted LIBOR Rate for an Advance pursuant to this Agreement is subject to the availability to Lenders of a similar option. If Administrative Agent determines that (i) deposits of Dollars in an amount approximately equal to the LIBOR Advance for which the Borrower wishes to select the Adjusted LIBOR Rate are not generally available at such time in the London interbank eurodollar market, or (ii) the rate at which the deposits described in subsection (i) herein are being offered will not adequately and fairly reflect the costs to Lenders of maintaining an Adjusted LIBOR Rate on an Advance or of funding the same in such market for such LIBOR Interest Period, or (iii) reasonable means do not exist for determining an Adjusted LIBOR Rate, or (iv) the Adjusted LIBOR Rate would be in excess of the maximum interest rate which Borrower may by law pay, then in any of such events, Administrative Agent shall so notify Borrower and Lenders and such Advance shall bear interest at the Adjusted Alternate Base Rate. Notwithstanding the foregoing, the Lenders shall not be obligated to match fund their LIBOR Advances.

(f)  In no event may Borrower elect a LIBOR Interest Period which would extend beyond the Maturity Date. Unless Lenders agree thereto, in no event may Borrower have more than ten (10) different LIBOR Interest Periods for LIBOR Advances outstanding at any one time.

(g)  Conversion and Continuation.

(i)  Borrower may elect from time to time, subject to the other provisions of this Section 2.11, to convert all or any part of a ratable Advance into any other type of Advance; provided that any conversion of a ratable LIBOR Advance shall be made on, and only on, the last day of the LIBOR Interest Period applicable thereto.

(ii)  Adjusted Alternate Base Rate Advances shall continue as Adjusted Alternate Base Rate Advances unless and until such Adjusted Alternate Base Rate Advances are converted into ratable LIBOR Advances pursuant to a Conversion/Continuation Notice from Borrower in accordance with Section 2.11(g)(iv). Ratable LIBOR Advances shall continue until the end of the then applicable LIBOR Interest Period therefor, at which time each such Advance shall be automatically converted into an Adjusted Alternate Base Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice in accordance with Section 2.11(g)(iv) requesting that, at the end of such LIBOR Interest Period, such Advance either continue as an Advance of such type for the same or another LIBOR Interest Period.

(iii)  Notwithstanding anything to the contrary contained in Sections 2.11(g)(i) or (g)(ii), no Advance may be converted into a LIBOR Advance or continued as a LIBOR Advance (except with the consent of the Required Lenders) when any Monetary Default or Event of Default has occurred and is continuing.

(iv)  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a LIBOR Advance not later than 11:00 a.m. (New York time) on the Business Day immediately preceding the date of the requested conversion, in the case of a conversion into an Adjusted Alternate Base Rate Advance, or 11:00 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, in the case of a conversion into or continuation of a ratable LIBOR Advance, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and type of the Advance to be converted or continued; and (3) the amounts and type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a ratable LIBOR Advance, the duration of the LIBOR Interest Period applicable thereto.

Section 2.12.  Method of Payment

. All payments of the Obligations hereunder shall be made, without set off, deduction, or counterclaim, in immediately available funds to Administrative Agent at Administrative Agent’s address specified herein, or at any other Lending Installation of Administrative Agent specified in writing by Administrative Agent to Borrower, by noon (local time) on the date when due and shall be applied ratably by Administrative Agent among Lenders. Each payment delivered to Administrative Agent for the account of any Lender shall be delivered promptly by Administrative Agent to such Lender in the same type of funds that Administrative Agent received at its address specified herein or at any Lending Installation specified in a notice received by Administrative Agent from such Lender. Administrative Agent is hereby authorized to charge the account of Borrower maintained with JPMorgan for each payment of principal, interest and fees as it becomes due hereunder. Amounts paid to or held by the Administrative Agent for the payment of Loans shall not be deemed paid to a Lender until the Business Day that such amounts are received by such Lender. If amounts are received by the Administrative Agent from the Borrower prior to the applicable times stated herein and the Administrative Agent fails to make a Lender’s portion of such amount available to such Lender by close of business on such Business Day, the Borrower shall have no obligation to pay any further interest on such payment and the Administrative Agent shall pay to such Lender interest on such payment to the date paid to such Lender by the Administrative Agent at a rate per annum equal to the then current Federal Funds Effective Rate.

Section 2.13.  Default

. Notwithstanding the foregoing, during the continuance of a Monetary Default or an Event of Default, Borrower shall not have the right to request a LIBOR Advance, select a new LIBOR Interest Period for an existing ratable LIBOR Advance or convert any Adjusted Alternate Base Rate Advance to a ratable LIBOR Advance. During the continuance of a Monetary Default or an Event of Default, at the election of the Required Lenders, by notice to Borrower, outstanding Advances shall bear interest at the applicable Default Rates until such Monetary Default or Event of Default ceases to exist or the Obligations are paid in full.

Section 2.14.  Lending Installations

. Each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Administrative Agent and Borrower, designate a Lending Installation through which Advances will be made by it and for whose account payments are to be made.

Section 2.15.  Non Receipt of Funds by Administrative Agent

. Unless Borrower or a Lender, as the case may be, notifies Administrative Agent prior to the date on which it is scheduled to make payment to Administrative Agent of (i) in the case of a Lender, an Advance, or (ii) in the case of Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, Administrative Agent may assume that such payment has been made. Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to Administrative Agent, the recipient of such payment shall, on demand by Administrative Agent, repay to Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate (as determined by Administrative Agent) for such day or (ii) in the case of payment by Borrower, the interest rate applicable to the relevant Advance.

Section 2.16.  Swingline Loans

. In addition to the other options available to Borrower hereunder, up to $20,000,000 of the Swingline Commitment shall be available for Swingline Loans subject to the following terms and conditions. Swingline Loans shall be made available for same day borrowings provided that notice is given in accordance with Section 2.11 hereof. All Swingline Loans shall bear interest at the Adjusted Alternate Base Rate and shall be deemed to be Adjusted Alternate Base Rate Advances. In no event shall the Swingline Lender be required to fund a Swingline Loan if it would increase the total aggregate outstanding Loans by Swingline Lender hereunder plus its Percentage of Facility Letter of Credit Obligations to an amount in excess of such Lender’s Commitment. No Swingline Loan may be made to repay a Swingline Loan, but Borrower may repay Swingline Loans from subsequent pro rata Advances hereunder. If any Swingline Loan is not so repaid, upon request of the Swingline Lender made to all the Lenders, which request must be given not later than the fifth (5th) Business Day after such a Swingline Loan was made, each Lender irrevocably agrees to purchase its Percentage of any Swingline Loan made by the Swingline Lender regardless of whether the conditions for disbursement are satisfied at the time of such purchase, including the existence of an Event of Default hereunder provided that Swingline Lender did not have knowledge of such Event of Default at the time the Swingline Loan was made and provided further that no Lender shall be required to have total outstanding Loans plus its Percentage of Facility Letters of Credit exceed its Commitment. Such purchase shall take place on the date of the request by Swingline Lender so long as such request is made by noon (New York time), otherwise on the Business Day following such request. All requests for purchase shall be in writing. From and after the date it is so purchased, each such Swingline Loan shall, to the extent purchased, (i) be treated as a Loan made by the purchasing Lenders and not by the selling Lender for all purposes under this Agreement and the payment of the purchase price by a Lender shall be deemed to be the making of a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note, and (ii) shall no longer be considered a Swingline Loan except that all interest accruing on or attributable to such Swingline Loan for the period prior to the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the Swingline Lender and all such amounts accruing on or attributable to such Loans for the period from and after the date of such purchase shall be paid when due by the Borrower to the Administrative Agent for the benefit of the purchasing Lenders. If prior to purchasing its Percentage of a Swingline Loan one of the events described in Section 10.10 shall have occurred and such event prevents the consummation of the purchase contemplated by preceding provisions, each Lender will purchase an undivided participating interest in the outstanding Swingline Loan in an amount equal to its Percentage of such Swingline Loan. From and after the date of each Lender’s purchase of its participating interest in a Swingline Loan, if the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment was received by the Swingline Lender and is required to be returned to the Borrower, each Lender will return to the Swingline Lender any portion thereof previously distributed by the Swingline Lender to it. If any Lender fails to so purchase its Percentage of any Swingline Loan, such Lender shall be deemed to be a Defaulting Lender hereunder.

Section 2.17.  Voluntary Reduction of Aggregate Commitment Amount

. Upon at least five (5) days prior irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent, Borrower shall have the right, without premium or penalty, to terminate the Aggregate Commitment in whole or in part provided that (a) Borrower may not reduce the Aggregate Commitment below the Allocated Facility Amount at the time of such requested reduction, and (b) any such partial termination shall be in the minimum aggregate amount of Two Million Dollars (U.S. $2,000,000) or any integral multiple of Two Million Dollars (U.S. $2,000,000) in excess thereof. Any partial termination of the Aggregate Commitment shall be applied pro rata to reduce each Lender’s Commitment, including, unless otherwise agreed in writing by the Swingline Lender, to reduce the Swingline Commitment by a percentage equal to the percentage reduction in the Aggregate Commitment.

Section 2.18.  Increase in Aggregate Commitment

. The Borrower shall also have the right from time to time to increase the Aggregate Commitment up to a maximum of $250,000,000 by either adding new entities as Lenders (subject to the Administrative Agent’s prior written approval of the identity of such new entities) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Commitments. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit L attached hereto by the Borrower, the Administrative Agent and the new bank or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. On the effective date of each such increase in the Aggregate Commitment, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase, by either funding more than its or their Percentage of new ratable Advances made on such date or purchasing shares of outstanding ratable Loans held by the other Lenders or a combination thereof, to hold its or their Percentage of all ratable Advances outstanding at the close of business on such day. The Lenders agree to cooperate in any required sale and purchase of outstanding ratable Advances to achieve such result. In no event shall the Aggregate Commitment exceed $250,000,000 without the approval of all of the Lenders.

Section 2.19.  Optional Prepayments; Mandatory Prepayments

(a)  The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay the Advances, which notice shall specify the date and amount of prepayment and whether the prepayment is of Adjusted Alternate Base Rate Advances, LIBOR Advances, Swingline Loans or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that (i) any partial prepayment under this Subsection shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof; (ii) any LIBOR Advance prepaid on any day other than the last day of the applicable LIBOR Interest Period must be accompanied by any amounts payable pursuant to Section 4.4; and (iii) each prepayment under this subsection shall include all interest accrued on the amount of principal prepaid through the date of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 4.4.

(b)  If on any Business Day the Allocated Facility Amount exceeds the then-current Borrowing Base or the then current Aggregate Commitment, then, without notice or demand, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to such excess no later than thirty (30) days following such Business Day. The failure of the Borrower make any prepayment as required under this subsection shall constitute an Event of Default under this Agreement. Each prepayment required to be made under this subsection shall include all interest accrued on the amount of principal prepaid through the date of prepayment and any amounts payable pursuant to Section 4.4. Provided no Default or Event of Default has occurred and is continuing on the date that the Borrower shall make a mandatory prepayment pursuant to this subsection, the Borrower shall have the right to direct whether such prepayment shall be of Adjusted Alternate Base Rate Advances, LIBOR Advances, Swingline Loans or a combination thereof, and, if a combination thereof, the amount allocable to each.

Section 2.20.  Application of Moneys Received

. All moneys collected or received by the Administrative Agent on account of the Facility directly or indirectly, shall be applied in the following order of priority:

(i)  to the payment of all reasonable costs incurred in the collection of such moneys of which the Administrative Agent shall have given notice to the Borrower;

(ii)  to the reimbursement of any yield protection due to any of the Lenders in accordance with Section 4.1;

(iii)  to the payment of any fee due pursuant to Section 3.8(b) in connection with the issuance of a Facility Letter of Credit to the Issuing Bank, to the payment of the Commitment Fee and Facility Letter of Credit Fee to the Lenders, if then due, and to the payment of all fees to the Administrative Agent;

(iv)  to payment of the full amount of interest and principal on the Swingline Loans (provided that if Swingline Lender has not requested the other Lenders to purchase their applicable Percentages of the any outstanding Swingline Loans within twenty (20) Business Days following a Default, then principal and interest due on such Swingline Loans shall be of equal priority with principal and interest due in connection with other Loans);

(v)  first to interest until paid in full and then to principal for all Lenders (other than Defaulting Lenders) in accordance with the respective Percentages of the Lenders;

(vi)  any other sums due to the Administrative Agent or any Lender under any of the Loan Documents; and

(vii)  to the payment of any sums due to each Defaulting Lender as their respective Percentages appear (provided that Administrative Agent shall have the right to set-off against such sums any amounts due from such Defaulting Lender).

Section 2.21.  Extension of Maturity Date

. Borrower shall have one (1) option to extend the Maturity Date for a period of one (1) year, upon satisfaction of the following conditions precedent:

(a)  Borrower shall provide Administrative Agent with written notice of Borrower’s intent to exercise such extension option not more than ninety (90) and not less than thirty (30) days prior to the existing Maturity Date;

(b)  As of the date of Borrower’s delivery of notice of its intent to exercise the extension option, and as of the Maturity Date, no Default or Event of Default shall have occurred and be continuing, and Borrower shall so certify in writing; and

(c)  On or before the original Maturity Date, Borrower shall pay to Administrative Agent for the benefit of the Lenders an extension fee in an amount equal to 0.20% of the Aggregate Commitment.

Article III.

THE LETTER OF CREDIT SUBFACILITY

Section 3.1.  Obligation to Issue

. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of either of the entities comprising the Borrower, one or more Facility Letters of Credit in accordance with this Article III, from time to time during the period commencing on the Agreement Effective Date and ending on a date one Business Day prior to the Maturity Date.

Section 3.2.  Types and Amounts

. The Issuing Bank shall not have any obligation to:

(i)  issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

(ii)  issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Allocated Facility Amount would exceed the then current Aggregate Commitment, (2) the then applicable Allocated Facility Amount would exceed the then current Borrowing Base, or (3) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or

(iii)  issue any Facility Letter of Credit having an expiration date, or containing automatic extension provision to extend such date, to a date which is a Business Day immediately preceding the Maturity Date.

Section 3.3.  Conditions

. In addition to being subject to the satisfaction of the conditions contained in Article V hereof, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)  the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;

(ii)  as of the date of issuance, no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter or Credit in particular; and

(iii)  there shall not exist any Default or Event of Default.

Section 3.4.  Procedure for Issuance of Facility Letters of Credit.

(a)  Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”), a copy of which shall be sent immediately to all Lenders (except that, in lieu of such written notice, the Borrower may give the Issuing Bank and the Administrative Agent telephonic notice of such request if confirmed in writing by delivery to the Issuing Bank and the Administrative Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an authorized officer, or (B) of a telex containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested date of issuance) of the written notice required hereunder containing the original signature of an authorized officer); such notice shall be irrevocable and shall specify:

(1)	the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);

(2)	the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);

(3)	the date on which such requested Facility Letter of Credit is to expire;

(4)	the purpose for which such Facility Letter of Credit is to be issued;

(5)	the Person for whose benefit the requested Facility Letter of Credit is to be issued; and

(6)	any special language required to be included in the Facility Letter of Credit.

At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than 2:00 p.m. (New York time) on the last Business Day on which notice can be given under this Section 3.4(a).

(b)  Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Article V hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit, (ii) written notice from a Lender, which complies with the provisions of Section 3.6(a), or (iii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 3.2.

(c)  The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).

(d)  The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 3.4 are met as though a new Facility Letter of Credit was being requested and issued.

Section 3.5.  Reimbursement Obligations; Duties of Issuing Bank.

(a)  The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute an Advance of the Facility in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at a rate selected by Borrower in accordance with Section 2.11 hereof; provided that if a Monetary Default or an Event of Default exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.

(b)  Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 3.4 and such Lender has not given a notice contemplated by Section 3.6(a) that continues in full force and effect, relieve that Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.

Section 3.6.  Participation.

(a)  Immediately upon issuance by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in Section 3.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder and under the Guaranty and other Loan Documents; provided that a Letter of Credit issued by the Issuing Bank shall not be deemed to be a Facility Letter of Credit for purposes of this Section 3.6 if the Issuing Bank shall have received written notice from any Lender on or before the Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Section 5.2 is not then satisfied, and in the event the Issuing Bank receives such a notice it shall have no further obligation to issue any Facility Letter of Credit until such notice is withdrawn by that Lender or the Issuing Bank receives a notice from the Administrative Agent that such condition has been effectively waived in accordance with the provisions of this Agreement. Each Lender’s obligation to make further Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent letters of credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Percentage of the undrawn portion of each Facility Letter of Credit outstanding.

(b)  In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 3.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. Lender’s payments of its Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Loan by such Lender and shall constitute outstanding principal under such Lender’s Note. The failure of any Lender to make available to the Administrative Agent for the account of the Issuing Bank its Percentage of the unreimbursed amount of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Lender which fails to make any payment required pursuant to this Section 3.6(b) shall be deemed to be a Defaulting Lender hereunder.

(c)  Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Percentage thereof.

(d)  Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.

(e)  The obligations of a Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

Section 3.7.  Payment of Reimbursement Obligations.

(a)  The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:

(i)  any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)  the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);

(iii)  any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;

(iv)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(v)  the occurrence of any Default or Event of Default.

(b)  In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.

Section 3.8.  Compensation for Facility Letters of Credit.

(a)  The Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders (including the Issuing Bank), based upon the Lenders’ respective Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit equal to the LIBOR Applicable Margin in effect from time to time while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall be due and payable in arrears in equal installments on the first Business Day of each month following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Maturity Date or any other earlier date that the Obligations are due and payable in full. The Administrative Agent shall promptly remit such Facility Letter of Credit Fees, when paid, to the other Lenders in accordance with their Percentages thereof. The Borrower shall not have any liability to any Lender for the failure of the Administrative Agent to promptly deliver funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.12 hereof.

(b)  The Issuing Bank also shall have the right to receive solely for its own account an issuance fee of one eighth of one percent (0.125%) of the face amount of each Facility Letter of Credit, payable by the Borrower on the Issuance Date for each such Facility Letter of Credit. The Issuing Bank shall also be entitled to receive its reasonable out of pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.

Section 3.9.  Letter of Credit Collateral Account

. The Borrower hereby agrees that it will, until the Maturity Date, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XV, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders, and in which the Borrower shall have no interest other than as set forth in Section 11.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make after an Event of Default on account of any outstanding Facility Letters of Credit as described in Section 11.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of the Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 11.1 hereof.

Article IV.

CHANGE IN CIRCUMSTANCES

Section 4.1.  Yield Protection

. If, on or after the date of this Agreement, the adoption of or change in any law or any governmental or quasi governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

(i)  subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from Borrower (excluding federal and state taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of such taxation of payments to any Lender in respect of its Advances, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

(ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

(iii)  imposes any other condition, and the result is to increase the cost of any Lender or any applicable Lending Installation of making, funding or maintaining the Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with the Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of the Loans held, Letters of Credit issued or participated in or interest received by it, by an amount deemed material by such Lender, then, within fifteen (15) days of demand by such Lender, Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Advances and its Commitment.

Section 4.2.  Changes in Capital Adequacy Regulations

. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporate entity controlling such Lender with respect to this Facility is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by such Lender, Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Advances, its interest in the Facility Letters of Credit, or its obligation to make Advances hereunder or participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk Based Capital Guidelines” means (i) the risk based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards”, including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 4.3.  Availability of LIBOR Advances

. If any Lender determines that maintenance of any of its LIBOR Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive of any Governmental Authority having jurisdiction, the Administrative Agent shall suspend by written notice to Borrower the availability of LIBOR Advances from such Lender and require any LIBOR Advances to be converted to Adjusted Alternate Base Rate Advances, or if the Required Lenders determine that (i) deposits of a type or maturity appropriate to match fund LIBOR Advances are not available, the Administrative Agent shall suspend by written notice to Borrower the availability of LIBOR Advances with respect to any LIBOR Advances made after the date of any such determination, or (ii) an interest rate applicable to a LIBOR Advance does not accurately reflect the cost of making a LIBOR Advance, and, if for any reason whatsoever the provisions of Section 4.1 are inapplicable, the Administrative Agent shall suspend by written notice to Borrower the availability of LIBOR Advances with respect to any LIBOR Advances made after the date of any such determination.

Section 4.4.  Funding Indemnification

. If any payment to Lenders of a ratable LIBOR Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a ratable LIBOR Advance is not made on the date specified by Borrower for any reason other than default by one or more of the Lenders, Borrower will indemnify each Lender for any loss or cost incurred by such Lender resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the ratable LIBOR Advance.

Section 4.5.  Lender Statements; Survival of Indemnity

. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Advances to reduce any liability of Borrower to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a LIBOR Advance, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 4.1, 4.2 or 4.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Advance shall be calculated as though each Lender funded its LIBOR Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Adjusted LIBOR Rate applicable to such Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable within ten (10) days after receipt by Borrower of the written statement. The obligations of Borrower under Sections 4.1, 4.2 and 4.4 hereof shall survive payment of the Obligations and termination of this Agreement. Without in any way affecting the Borrower’s obligation to pay compensation actually claimed by a Lender under this Article IV or the restrictions on the availability of LIBOR Advances under Section 4.3, the Borrower shall have the right to replace any Lender which has demanded such compensation or restricted such availability provided that Borrower notifies such Lender that it has elected to replace such Lender and notifies such Lender and the Administrative Agent of the identity of the proposed replacement Lender not more than six (6) months after the date of such Lender’s most recent demand for compensation under this Article IV or most recent determination under Section 4.3. The Lender being replaced shall assign its Percentage of the Aggregate Commitment and its rights and obligations under this Facility to the replacement Lender in accordance with the requirements of Section 13.3 hereof and the replacement Lender shall assume such Percentage of the Aggregate Commitment and the related obligations under this Facility prior to the Maturity Date to be extended, all pursuant to an assignment agreement substantially in the form of Exhibit K hereto. The purchase by the replacement Lender shall be at par (plus all accrued and unpaid interest and any other sums owed to such Lender being replaced hereunder) which shall be paid to the Lender being replaced upon the execution and delivery of the assignment.

Article V.

CONDITIONS PRECEDENT

Section 5.1.  Conditions Precedent to Closing

. The Lenders shall not be required to make the initial Advance hereunder, nor shall the Issuing Bank be required to issue the initial Facility Letter of Credit hereunder, unless (i) the Borrower shall have repaid the Existing Agreement in full, (ii) the Borrower shall have paid all fees then due and payable to the Lenders, and the Administrative Agent hereunder, (iii) all of the conditions set forth in Section 5.2 are satisfied, and (iv) the Borrower shall have furnished to the Administrative Agent, in form and substance satisfactory to the Administrative Agent and their counsel and with sufficient copies for the Lenders, the following:

(a)  Certificates of Limited Partnership/Incorporation. A copy of the Certificate of Limited Partnership for each entity comprising the Borrower and a copy of the articles of incorporation of Equity Inns and the trust documents of Equity Inns Trust, each certified by the appropriate Secretary of State or equivalent state official.

(b)  Agreements of Limited Partnership/Bylaws. A copy of the Agreement of Limited Partnership for each entity comprising the Borrower and a copy of the bylaws of each of the Guarantors, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of such entity as being in full force and effect on the Agreement Effective Date.

(c)  Good Standing and Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where each entity comprising the Borrower and the Guarantors are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification (if issued) of (i) each entity comprising Borrower, and (ii) the Guarantors.

(d)  Resolutions. A copy of a resolution or resolutions and adopted by the Board of Directors of the general partner of each entity comprising the Borrower, certified by the Secretary or an Assistant Secretary thereof as being in full force and effect on the Agreement Effective Date, authorizing the Advances provided for herein and the execution, delivery and performance of the Loan Documents by such general partner to be executed and delivered by it hereunder on behalf of itself and Borrower, together with a similar resolution for each of the Guarantors.

(e)  Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of the general partner of each entity comprising the Borrower and dated the Agreement Effective Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder, together with a similar resolution for each of the Guarantors.

(f)  Loan Documents. Originals of the Loan Documents (in such quantities as the Lenders may reasonably request).

(g)  Opinion of Tennessee Counsel. A written opinion, from Tennessee outside counsel for the Borrower and the Guarantors which counsel is reasonably satisfactory to Administrative Agent, in form and substance acceptable to the Administrative Agent.

(h)  Opinion of New York Counsel. A written opinion, from New York outside counsel for the Borrower and the Guarantors in form and substance satisfactory to Administrative Agent.

(i)  Financial and Related Information. The following information:

(i)  A certificate, signed by an officer of the general partners of each entity comprising the Borrower, stating that on the Agreement Effective Date no Default or Event of Default has occurred and is continuing and that all representations and warranties of the Borrower contained herein are true and correct in all material respects as of the Agreement Effective Date as and to the extent set forth herein;

(ii)  The most recent financial statements of the Consolidated Group and a certificate from a Qualified Officer of Equity Inns that no change in the Consolidated Group’s financial condition that would have a Material Adverse Effect has occurred since December 31, 2005;

(iii)  A compliance certificate in the form attached hereto as Exhibit I calculating the applicable status of Borrower’s financial covenants hereunder as of the Agreement Effective Date.

(iv)  Written money transfer instructions, in substantially the form of Exhibit H hereto, addressed to the Administrative Agent and signed by a Qualified Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested; and

(j)  Other Evidence as any Lender May Require. Such other evidence as any Lender may reasonably request to establish the compliance with the financial covenants under this Agreement, the consummation of the transactions contemplated hereby, the taking of all necessary actions in any proceedings in connection herewith and compliance with the other conditions set forth in this Agreement.

(k)  Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower, any other Loan Party and the results of such search shall be satisfactory to the Administrative Agent.

(l)  Borrowing Notice. The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.11 hereunder.

Section 5.2.  Conditions Precedent to Subsequent Advances and Issuance

. Advances after the initial Advance and issuances of Facility Letters of Credit shall be made from time to time as requested by Borrower, and the obligation of each Lender to make any Advance (including Swingline Loans) and of the Issuing Bank to issue Facility Letters of Credit is subject to the following terms and conditions:

(a)  prior to each such Advance or issuance no Default or Event of Default shall have occurred and be continuing under this Agreement or any of the Loan Documents and, if required by Administrative Agent, Borrower shall deliver a certificate of Borrower to such effect; and

(b)  The representations and warranties contained in Article VI and VII are true and correct as of such borrowing date, Issuance Date, or date of conversion and/or continuation as and to the extent set forth therein, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

Subject to the last grammatical paragraphs of Article VI and VII hereof, each Borrowing Notice, Letter of Credit Request, and Conversion/Continuation Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 5.2(a) and (b) have been satisfied.

Article VI.

REPRESENTATIONS AND WARRANTIES

Each of the entities comprising the Borrower hereby represents and warrants that:

Section 6.1.  Existence

. Operating Partnership is a limited partnership duly organized and existing under the laws of the State of Tennessee, with its principal place of business in the State of Tennessee, EIP/WV is a limited partnership duly organized and existing under the laws of the State of Tennessee, with its principal place of business in the State of Tennessee, EQI2 is a limited liability company duly organized and existing under the laws of the State of Delaware, with its principal place of business in the State of Tennessee and EQI Financing is a Tennessee limited partnership duly organized and existing under the laws of the State of Tennessee, with its principal place of business in the State of Tennessee and each of the Operating Partnership, EIP/WV, EQI2 and EQI Financing is duly qualified as a foreign limited partnership or a foreign limited liability company as applicable, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns Properties and, except where the failure to be so qualified or to obtain such authority would not have a Material Adverse Effect, in each other jurisdiction in which its business is conducted. Each of the Subsidiaries of the entities comprising the Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns Property, and except where the failure to be so qualified or to obtain such authority would not have a Material Adverse Effect, in each other jurisdiction in which it conducts business.

Section 6.2.  Corporate/Partnership Powers

. The execution, delivery and performance of the Loan Documents required to be delivered by Borrower hereunder are within the partnership or limited liability company authority of such entities and the corporate or trust powers of the general partners or managers of such entities, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational instruments of such entity, or any instrument or agreement to which any of the entities comprising the Borrower is a party or by which any of the entities comprising the Borrower or any of their respective assets may be bound or affected.

Section 6.3.  Power of Officers

. The officers of the general partner or the manager of each of the entities comprising the Borrower executing the Loan Documents required to be delivered by such entities hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such agreement, certificate or instrument was executed.

Section 6.4.  Government and Other Approvals

. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery or performance of the Loan Documents required hereunder.

Section 6.5.  Solvency.

(i)  Immediately after the Agreement Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of each entity comprising the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the such entity and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Properties of each entity comprising the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such entity and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each entity comprising the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each entity comprising the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)  None of the entities comprising the Borrower intends to, or to permit any of its Subsidiaries to, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 6.6.  Compliance With Laws

. There is no judgment, decree or order or any law, rule or regulation of any court or governmental authority binding on the entities comprising the Borrower or any of their Subsidiaries which would be contravened by the execution, delivery or performance of the Loan Documents required hereunder.

Section 6.7.  Enforceability of Agreement

. This Agreement is the legal, valid and binding agreement of each of the entities comprising the Borrower, and the Notes when executed and delivered will be the legal, valid and binding obligations of such entities, enforceable against such entities in accordance with their respective terms, and the Loan Documents required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally.

Section 6.8.  Title to Property

. To the best of Borrower’s knowledge after due inquiry, the Consolidated Group and the Investment Affiliates have good and marketable title to their Properties and assets reflected in the financial statements as owned by them free and clear of Liens except for the Permitted Liens. The execution, delivery or performance of the Loan Documents required to be delivered by the Borrower hereunder will not result in the creation of any Lien on the Properties. No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.

Section 6.9.  Litigation

. There are no suits, arbitrations, claims, disputes or other proceedings (including, without limitation, any civil, criminal, administrative or environmental proceedings), pending or, to the best of Borrower’s knowledge, threatened against or affecting the Borrower or any of their Properties, the adverse determination of which individually or in the aggregate would have a Material Adverse Effect on the Borrower and/or any of their Properties and/or would cause a Material Adverse Financial Change of Borrower or materially impair the Borrower’s ability to perform its obligations hereunder or under any instrument or agreement required hereunder, except as disclosed on Schedule 6.9 hereto, or otherwise disclosed to Lenders in accordance with the terms hereof.

Section 6.10.  Events of Default

. No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the Borrower under any of the Loan Documents or any other document to which Borrower is a party.

Section 6.11.  Investment Company Act of 1940

. Borrower is not and will by such acts as may be necessary continue not to be, an investment company within the meaning of the Investment Company Act of 1940.

Section 6.12.

[Intentionally Omitted].

Section 6.13.  Regulation U

. The proceeds of the Advances will not be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

Section 6.14.  No Material Adverse Financial Change

. To the best knowledge of Borrower, there has been no Material Adverse Financial Change in the condition of Borrower since the date of the financial and/or operating statements most recently submitted to the Lenders.

Section 6.15.  Financial Information

. All financial statements furnished to the Lenders by or at the direction of the Borrower and all other financial information and data furnished by the Borrower to the Lenders are complete and correct in all material respects as of the date thereof, and such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Borrower as of such date. The Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

Section 6.16.  [Intentionally Omitted].

Section 6.17.  ERISA

. (i) Borrower is not an entity deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code, and (ii) the execution of this Agreement and the transactions contemplated hereunder do not give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 6.18.  Taxes

. All required tax returns have been filed by Borrower with the appropriate authorities except to the extent that extensions of time to file have been requested, granted and have not expired or except to the extent such taxes are being contested in good faith and for which adequate reserves, in accordance with GAAP, are being maintained.

Section 6.19.  Environmental Matters

. Except as disclosed in Schedule 6.19, each of the following representations and warranties is true and correct in all material respects except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)  To the knowledge of the Borrower, the Properties of Borrower, its Subsidiaries, and Investment Affiliates do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability under, Environmental Laws.

(ii)  Borrower has not received any written notice alleging that any or all of the Properties of Borrower and its Subsidiaries and Investment Affiliates and all operations at the Properties are not in compliance with all applicable Environmental Laws. Further, Borrower has not received any written notice alleging the existence of any contamination at or under such Properties in amounts or concentrations which constitute a violation of any Environmental Law, or any violation of any Environmental Law with respect to such Properties for which Borrower, its Subsidiaries or Investment Affiliates is or could be liable.

(iii)  Neither Borrower nor any of its Subsidiaries or Investment Affiliates has received any written notice of non-compliance, liability or potential liability regarding Environmental Laws with regard to any of the Properties, nor does it have knowledge that any such notice will be received or is being threatened.

(iv)  To the knowledge of Borrower during the ownership of the Properties by any or all of Borrower, its Subsidiaries and Investment Affiliates, Materials of Environmental Concern have not been transported or disposed of from the Properties of Borrower and its Subsidiaries and Investment Affiliates in violation of, or in a manner or to a location which could reasonably give rise to liability of Borrower, any Subsidiary, or any Investment Affiliate under, Environmental Laws, nor during the ownership of the Properties by any or all of Borrower, its Subsidiaries and Investment Affiliates have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of such Properties in violation of, or in a manner that could give rise to liability of Borrower, any Subsidiary or any Investment Affiliate under, any applicable Environmental Laws.

(v)  No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of Borrower, threatened, under any Environmental Law to which Borrower, any of its Subsidiaries, or any Investment Affiliate, is named as a party with respect to the Properties of such entity, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such Properties for which Borrower, its Subsidiaries, or any Investment Affiliate is or could be liable.

(vi)  To the knowledge of Borrower during the ownership of the Properties by any or all of Borrower, its Subsidiaries and Investment Affiliates, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties of Borrower and its Subsidiaries and Investment Affiliates, or arising from or related to the operations of such entity in connection with the Properties in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 6.20.

Insurance

(i)  . Borrower shall, and shall cause each of its Subsidiaries to maintain with financially sound and reputable insurance companies, insurance in the amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 6.21.  No Brokers

. Borrower has dealt with no brokers in connection with this Facility, and no brokerage fees or commissions are payable by or to any Person in connection with this Agreement or the Advances. Lenders shall not be responsible for the payment of any fees or commissions to any broker and Borrower shall indemnify, defend and hold Lenders harmless from and against any claims, liabilities, obligations, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) made against or incurred by Lenders as a result of claims made or actions instituted by any broker or Person claiming by, through or under Borrower in connection with the Facility.

Section 6.22.  No Violation of Usury Laws

. No aspect of any of the transactions contemplated herein violate or will violate any usury laws or laws regarding the validity of agreements to pay interest in effect on the date hereof.

Section 6.23.  Not a Foreign Person

. Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

Section 6.24.  No Trade Name

. Except as otherwise set forth on Schedule 6.24 attached hereto, Borrower does not use any trade name and has not and does not do business under any name other than their actual names set forth herein. The principal place of business of Borrower is as stated in the recitals hereto.

Section 6.25.  Subsidiaries

. Schedule 6.25 hereto contains an accurate list of all of the presently existing Subsidiaries of Borrower that own Unencumbered Assets, setting forth their respective jurisdictions of formation, the percentage of their respective Capital Stock owned by Borrower or its Subsidiaries and the Properties owned by them. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non assessable.

Section 6.26.  Unencumbered Assets

Each of the assets included as an Unencumbered Asset for purposes of the covenants contained herein, satisfies each of the requirements for an Unencumbered Asset set forth in the definition thereof.

Section 6.27.  Borrowing Base Assets.

Each of the assets included as a Borrowing Base Asset for purposes of determining the Borrowing Base satisfies each requirement for a Borrowing Base Asset set forth in the definition thereof.

Borrower agrees that all of its representations and warranties set forth in Article VI of this Agreement and elsewhere in this Agreement are true on the Agreement Effective Date, and will be true on each Effective Date in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders), and will be true in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders) upon each request for disbursement of an Advance. Each request for disbursement or issuance of a Facility Letter of Credit hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such request and disbursement.

Article VII.

ADDITIONAL REPRESENTATIONS AND WARRANTIES

Each of the Guarantors hereby represents and warrants that:

Section 7.1.  Existence

. Equity Inns is a corporation duly organized and existing under the laws of the State of Tennessee, with its principal place of business in the State of Tennessee and Equity Inns Trust is a real estate investment trust duly organized and existing under the laws of the State of Maryland, with its principal place of business in the State of Tennessee and each Guarantor is duly qualified as a foreign corporation and properly licensed (if required) and in good standing in each jurisdiction where the failure to qualify or be licensed (if required) would constitute a Material Adverse Financial Change with respect to such Guarantor or have a Material Adverse Effect on the business or properties of such Guarantor.

Section 7.2.  Corporate or Trust Powers

. The execution, delivery and performance of the Loan Documents required to be delivered by the Guarantors hereunder are within the corporate powers of the Guarantors, have been duly authorized by all requisite corporate action, and are not in conflict with the terms of any organizational instruments of the Guarantors, or any instrument or agreement to which the either of the Guarantors is a party or by which either of the Guarantors or any of its assets is bound or affected.

Section 7.3.  Power of Officers

. The officers of the Guarantors executing the Loan Documents required to be delivered by the Guarantors hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such agreement, certificate or instrument was executed.

Section 7.4.  Government and Other Approvals

. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery or performance of the Loan Documents required hereunder.

Section 7.5.  Compliance With Laws

. There is no judgment, decree or order or any law, rule or regulation of any court or governmental authority binding on the Guarantors which would be contravened by the execution, delivery or performance of the Loan Documents required hereunder.

Section 7.6.  Enforceability of Guaranty

. The Guaranty is the legal, valid and binding agreement of the Guarantors, enforceable against the Guarantors in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally.

Section 7.7.  Liens; Consents

. The execution, delivery or performance of the Loan Documents required to be delivered by the Guarantors hereunder will not result in the creation of any Lien on the Properties. No consent to the transactions hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.

Section 7.8.  Litigation

. There are no suits, arbitrations, claims, disputes or other proceedings (including, without limitation, any civil, criminal, administrative or environmental proceedings), pending or, to the best of the Guarantors’ knowledge, threatened against or affecting either of the Guarantors or any of their Properties, the adverse determination of which individually or in the aggregate would have a Material Adverse Effect on the Guarantors or would cause a Material Adverse Financial Change with respect to the Guarantors or materially impair the Guarantors’ ability to perform their obligations under the Guaranty, except as disclosed on Schedule 7.8 hereto, or otherwise disclosed to the Lenders in accordance with the terms hereof.

Section 7.9.  Investment Company Act of 1940

. Either of the Guarantors is, and the Guarantors will by such acts as may be necessary continue not to be, an investment company within the meaning of the Investment Company Act of 1940.

Section 7.10.   [

Intentionally Omitted].

Section 7.11.  No Material Adverse Financial Change

. There has been no Material Adverse Financial Change in the condition of the Guarantors since the last date on which the financial and/or operating statements were submitted to the Lenders.

Section 7.12.  Financial Information

. All financial statements furnished to the Lenders by or on behalf of the Guarantors and all other financial information and data furnished by or on behalf of the Guarantors to the Lenders are complete and correct in all material respects as of the date thereof, and such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Guarantors as of such date. The Guarantors have no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

Section 7.13.  [Intentionally Omitted].

Section 7.14.  ERISA

. (i) Neither Guarantor is an entity deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan within the meaning of Section 4975 of the Code, and (ii) the execution of this Agreement and the transactions contemplated hereunder do not give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 7.15.  Taxes

. All required tax returns have been filed by the Guarantors with the appropriate authorities except to the extent that extensions of time to file have been requested, granted and have not expired or except to the extent such taxes are being contested in good faith and for which adequate reserves, in accordance with GAAP, are being maintained.

Section 7.16.  Subsidiaries

. Schedule 7.16 hereto contains an accurate list of all of the presently existing Subsidiaries of Guarantors that own Unencumbered Assets, setting forth their respective jurisdictions of formation, the percentage of their respective Capital Stock owned by Guarantor or its Subsidiaries and the Properties owned by them. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

Section 7.17.  Status

. Equity Inns is a corporation listed and in good standing on the New York Stock Exchange (“NYSE”), the American Stock Exchange, or NASDAQ.

Each Guarantor agrees that all of its representations and warranties set forth in Article VII of this Agreement are true on the Agreement Effective Date, and will be true on each Effective Date in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders), and will be true in all material respects (except with respect to matters which have been disclosed in writing to and approved by the Required Lenders) upon each request for disbursement of an Advance or issuance of a Facility Letter of Credit. Each such request hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such request and disbursement.

Article VIII.

AFFIRMATIVE COVENANTS

The Borrower and each of the Guarantors covenant and agree that so long as the Commitment of any Lender shall remain available and until the full and final payment of all Obligations incurred under the Loan Documents they will:

Section 8.1.  Notices

. Promptly give written notice to Administrative Agent (who will promptly send such notice to Lenders) of:

(a)  all litigation or arbitration proceedings affecting any member of the Consolidated Group where the amount claimed is $5,000,000 or more;

(b)  any Default or Event of Default, specifying the nature and the period of existence thereof and what action has been taken or been proposed to be taken with respect thereto;

(c)  all claims filed against any Property owned by any member of the Consolidated Group which, if adversely determined, could have a Material Adverse Effect on the ability of the Borrower or the Guarantors to meet any of their obligations under the Loan Documents;

(d)  the occurrence of any other event which might have a Material Adverse Effect or cause a Material Adverse Financial Change on or with respect to the Borrower or the Guarantors;

(e)  any Reportable Event or any “prohibited transaction” (as such term is defined in Section 4975 of the Code) in connection with any Plan or any trust created thereunder, which may, singly or in the aggregate materially impair the ability of the Borrower or the Guarantors to repay any of the Obligations under the Loan Documents, describing the nature of each such event and the action, if any, the Borrower or the Guarantors, as the case may be, proposes to take with respect thereto;

(f)  any notice from any federal, state, local or foreign authority regarding any Hazardous Material, asbestos, or other environmental condition, proceeding, order, claim or violation affecting any of the Properties of the Consolidated Group.

Section 8.2.  Financial Statements, Reports, Etc.

The Borrower and the Guarantors will maintain, for the Consolidated Group, a system of accounting established and administered in accordance with GAAP, and furnish to the Lenders:

(i)  As soon as available, but in any event not later than 60 days after the close of each fiscal quarter, for the Consolidated Group an unaudited quarterly financial statement (including a balance sheet and income statement) for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by Equity Inns’ chief financial officer and chief executive officer;

(ii)  As soon as available, but in any event not later than 60 days after the close of each fiscal quarter, for the Consolidated Group, related reports in form and substance satisfactory to the Lenders, all certified by Equity Inns’ chief financial officer or chief accounting officer, including a statement of Funds From Operations, calculation of the financial covenants described below, a report listing and describing all newly acquired Properties, summary property information for all Properties, and such other information as may be requested to evaluate any other certificates delivered hereunder;

(iii)  As soon as publicly available but in no event later than the date such reports are to be filed with the Securities Exchange Commission, copies of all Form 10Ks, 10Qs, 8Ks, and any other annual, quarterly, monthly or other reports, copies of all registration statements and any other public information filed with the Securities Exchange Commission along with all other materials distributed to shareholders and limited partners by the Borrower or the Guarantors, including a copy of the Equity Inns annual report containing audited annual financial statements. All such annual and quarterly reports shall be certified by the chief executive officer and chief financial officer; notwithstanding the foregoing, Borrowers and Guarantors shall not be required to provide copies of Form 10Ks and 10Qs to the extent same are available at no cost on the internet;

(iv)  As soon as available, but in any event not later than sixty (60) days after the end of each of the first three fiscal quarters, and not later than ninety (90) days after the close of each fiscal year, reports in form and substance satisfactory to the Lenders, certified by a Qualified Officer, containing a recap of Net Operating Income, less (i) Agreed FF&E Reserves, (ii) real estate taxes and (iii) Ground Lease Expense, as applicable, for each individual Property owned by the Borrower or a Wholly-Owned Subsidiary and included in the Borrowing Base;

(v)  Not later than sixty (60) days after the end of each of the first three fiscal quarters, and not later than ninety (90) days after the end of the fiscal year, a compliance certificate in substantially the form of Exhibit I hereto (“Compliance Certificate”) signed by the Operating Partnership and by a Qualified Officer, confirming that the Borrower and the Guarantors are in compliance with all of the covenants of the Loan Documents, showing the calculations and computations necessary to determine compliance with the financial covenants contained in this Agreement (including such schedules and backup information as may be necessary to demonstrate such compliance) and stating that to such officer’s best knowledge, there is no other Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof;

(vi)  As soon as possible and in any event within 10 Business Days after any member of the Consolidated Group knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of Equity Inns, describing said Reportable Event and within 20 days after such Reportable Event, a statement signed by such chief financial officer describing the action which the Consolidated Group proposes to take with respect thereto; and (b) within 10 Business Days of receipt, any notice from the Internal Revenue Service, PBGC or Department of Labor with respect to a Plan regarding any excise tax, proposed termination of a Plan, prohibited transaction or fiduciary violation under ERISA or the Code which could result in any liability to the Consolidated Group in excess of $100,000; and (c) within 10 Business Days of filing, any Form 5500 filed with respect to a Plan by any member of the Consolidated Group which includes a qualified accountant’s opinion.

(vii)  As soon as possible and in any event within 30 days after receipt, a copy of (a) any notice or claim to the effect that any member of the Consolidated Group is or may be liable to any Person as a result of the release by such entity or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by any member of the Consolidated Group, which, in either case, could be reasonably likely to have a Material Adverse Effect;

(viii)  Promptly upon the distribution thereof to the press or the public, copies of all press releases;

(ix)  As soon as possible, and in any event within 10 days after the Borrower knows of any fire or other casualty or any pending or threatened condemnation or eminent domain proceeding with respect to all or any material portion of any Borrowing Base Asset, a statement describing such fire, casualty or condemnation and the action Borrower intends to take with respect thereto;

(x)  Such other information (including, without limitation, non financial information) as the Administrative Agent or any Lender may from time to time reasonably request; and

(xi)  Within ten (10) Business Days after the request of the Administrative Agent, a financial statement showing Adjusted EBITDA, Ground Lease Expense, Fixed Charges, and Interest Expense for the period of twelve (12) full months ending immediately prior to the date of such request.

Section 8.3.  Existence and Conduct of Operations; Limitations on Investments

. Except as permitted herein, maintain and preserve its existence and all rights, privileges and franchises now enjoyed and necessary for the operation of its business, including remaining in good standing in each jurisdiction in which business is currently operated. The Borrower and the Guarantors shall carry on and conduct their respective businesses in substantially the same manner and in substantially the same fields of enterprise as presently conducted. The Borrower and the Guarantors will do, and will cause each of their Subsidiaries to do, all things necessary to remain duly incorporated and/or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited liability company or limited partnership, as the case may be, in its jurisdiction of incorporation/formation. The Borrower and the Guarantors will maintain all requisite authority to conduct their businesses in each jurisdiction in which the Properties are located and, except where the failure to be so qualified would not have a Material Adverse Effect, in each jurisdiction required to carry on and conduct its businesses in substantially the same manner as it is presently conducted, and, specifically, neither the Borrower, the Guarantors nor any of their Subsidiaries will undertake any business other than the acquisition, development, ownership, management and operation of hotel properties (excluding economy and budget hotels) which are located in the United States, provided that the Total Cost of all Properties Under Development and Excluded Properties shall not exceed 10% of the Total Cost of all Properties owned by the Consolidated Group.

Section 8.4.  Maintenance of Properties

. Maintain, preserve, protect and keep the Properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements, normal wear and tear excepted.

Section 8.5.  Insurance

. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 6.20 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

Section 8.6.  Payment of Obligations

. Pay all taxes, assessments, governmental charges and other obligations when due, except such as may be contested in good faith or as to which a bona fide dispute may exist, and for which adequate reserves have been provided in accordance with sound accounting principles used by the Consolidated Group on the date hereof.

Section 8.7.  Compliance with Laws

. Comply in all material respects with all applicable laws, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower, the Guarantors, or any of their respective businesses, subject to the right to contest such compliance obligations in good faith so long as adequate reserves are established for possible liabilities arising therefrom and an adverse resolution of such noncompliance would not have a Material Adverse Effect.

Section 8.8.  Adequate Books

. Maintain adequate books, accounts and records in order to provide financial statements in accordance with GAAP and, if requested by any Lender, permit employees or representatives of such Lender at any reasonable time and upon reasonable notice to inspect and audit the properties of Borrower and of the Consolidated Group, and to examine or audit the inventory, books, accounts and records of each of them and make copies and memoranda thereof.

Section 8.9.  ERISA

. Comply in all material respects with all requirements of ERISA applicable to it with respect to each Plan.

Section 8.10.  Maintenance of Status

. Equity Inns shall at all times (i) remain as a corporation listed and in good standing on the New York Stock Exchange (NYSE), American Stock Exchange, or NASDAQ, and (ii) take all steps maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code (unless otherwise consented to by the Required Lenders).

Section 8.11.  Use of Proceeds

. Use the proceeds of the Facility for the general business purposes of the Borrower, including without limitation repayment in full of the Existing Agreement, acquisition by the Borrower of premium limited service, premium extended stay and premium all suite and full service hotel properties, developments, expansions and renovations of the Borrower’s existing hotel properties and other general corporate and working capital needs.

Section 8.12.  Pre Acquisition Environmental Investigations

. Cause to be prepared prior to the acquisition of each Property that it intends to acquire an environmental report pursuant to a standard scope of work consistent with that used by institutional purchasers of similar type properties.

Section 8.13.  Unencumbered Assets

. Cause the Unencumbered Assets to at all times meet the following requirements (in addition to the other requirements set forth in the definition of Unencumbered Assets):

(i) such Property is located in the continental United States,

(ii) a certificate of occupancy or similar evidence of governmental approval, if available, has been issued with respect to all occupied portions of such Property,

(iii) there exist no material title flaws affecting the marketability of the Property,

(iv) there exist no material structural flaws with respect to such Property as determined by a structural inspection by an architect or engineer engaged by (or acceptable to) the Administrative Agent on behalf of the Lenders, provided that any such inspection shall either be addressed to and for the benefit of the Administrative Agent and the Lenders or provide that the Administrative Agent and the Lenders may rely on such inspection,

(v) such Property is free of any material contamination or other material violation of Environmental Laws as determined by a phase I environmental report acceptable to the Administrative Agent,

(vi) there exist no third party Liens on such Property,

(vii) such Property is operated as one of the following: a Hampton Inn, a Holiday Inn, a Homewood Suites, a Hyatt, a Residence Inn, an AmeriSuites, or a hotel, resort or inn in the Marriott, Hilton, Global Hyatt Corporation, Choice Hotels, Intercontinental Hotel Group or Starwood line or any other nationally recognized franchise approved in writing by the Required Lenders,

(viii) the franchise agreement with the franchisor identified by Borrower for such Property in compliance with clause (vii) above shall be in full force and effect and no default by either party shall have occurred and be continuing thereunder, and

(ix) such Property meets all of Administrative Agent’s customary due diligence requirements for hotel properties provided that Borrower shall not have any obligation to provide copies of any due diligence documentation unless specifically requested by Administrative Agent.

Section 8.14.  Management Agreements and Permitted Operating Leases

. Cause each Property to at all times be leased pursuant to a Permitted Operating Lease and managed pursuant to the terms of an Approved Management Agreement with the tenant under such Permitted Operating Lease. Borrower and such tenant may terminate a management agreement provided that there is a new Approved Management Agreement in effect immediately following such termination, and Borrower may cause the tenant under a Permitted Operating Lease to assign its interest under a Permitted Operating Lease to another taxable Wholly-Owned Subsidiary. In both cases, Borrower shall cause the new tenant and/or new management company to execute documentation satisfactory to the Administrative Agent with regard to the obligations of such parties to the Lenders.

Article IX.

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as the Commitment shall remain available and until full and final payment of all obligations incurred under the Loan Documents, without the prior written consent of the Required Lenders (or the Administrative Agent or a greater Percentage of the Lenders, if so expressly provided), the Borrower, the Guarantors and the Consolidated Group will not:

Section 9.1.  Change of Borrower Ownership

. Allow (i) Equity Inns Trust to own less than one hundred percent (100%) of the general partnership interests in the Operating Partnership, EQI Financing and EQI2, (ii) Equity Inns Services, L.L.C. to own less than one hundred percent (100%) of the general partnership interests in EIP/WV, (iii) Equity Inns to own less than 100% of the beneficial interests in Equity Inns Trust or 100% of Equity Inns Services, L.L.C., (iv) any pledge of, other encumbrance on, assignment of membership interest of or conversion to limited partnership interests of, any of the general partnership interests or membership interest in the Borrower, or (v) any pledge, hypothecation, encumbrance, transfer or other change in the ownership or the partnership interests in the REMIC Partnership (except for the pledge of such partnership interests to the lender under the REMIC Loan).

Section 9.2.  Use of Proceeds

. Apply or permit to be applied any proceeds of any Advance directly or indirectly, to the funding of any purchase of, or offer for, any Margin Stock or any share of capital stock of any publicly held corporation unless the board of directors of such corporation has consented to such offer prior to any public announcements relating thereto and the Lenders have consented to such use of the proceeds of the Facility.

Section 9.3.   Leverage; Additional Recourse Indebtedness

. Permit or suffer:

(a)  From and after the Agreement Effective Date, the ratio of Total Indebtedness to EBITDA to exceed 6.00x;

(b)  At any time, the aggregate amount of the secured Recourse Indebtedness of the Consolidated Group to exceed $50,000,000.

Section 9.4.  Dividends

. Permit or suffer, for each fiscal quarter, the aggregate amount of dividends paid by Equity Inns (excluding Preferred Stock Expense) for the most recent four fiscal quarters for which financial reports are available, to exceed 95% of the Funds From Operations of Equity Inns for such fiscal quarter as determined on a consistent basis with the prior financial statements of Equity Inns, as approved by the Administrative Agent, provided that Equity Inns may, so long as an Event of Default does not exist, pay the minimum amount of dividends required to maintain its tax status as a real estate investment trust under the Code.

Section 9.5.  Floating Rate Debt

. Permit the Consolidated Group to have outstanding Indebtedness for borrowed money that bears interest at a floating rate (excluding this Facility) in excess of 25% of Total Indebtedness at all times during any six (6) month period, unless such excess shall thereafter be covered by a swap, interest rate cap or other interest rate protection product reasonably satisfactory to the Administrative Agent.

Section 9.6.  Liens

. Create, incur, or suffer to exist (or permit any of the Consolidated Group to create, incur, or suffer to exist) any Lien in, of or on the Properties of the Consolidated Group except:

(i)  Liens for taxes, assessments or governmental charges or levies on their Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on their books;

(ii)  Liens which arise by operation of law, such as carriers’, warehousemen’s, landlords’, materialmen and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 30 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(iii)  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(iv)  Utility easements and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries;

(v)  Liens of any member of the Consolidated Group in favor of the Borrower or the Guarantors which are junior to any Lien for the benefit of Lenders;

(vi)  Liens arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a violation of any of the provisions of this Agreement; and

(vii)  Liens which are Permitted Operating Leases.

Liens permitted pursuant to this Section 9.6 shall be deemed to be “Permitted Liens”.

Section 9.7.  FF&E Expenditures

. Permit, as of the last day of any fiscal quarter, the sum of (i) the actual expenditures of the Consolidated Group for FF&E replacement and capital improvements (of the types approved by the Administrative Agent) at the Properties during the immediately preceding four (4) consecutive full fiscal quarters plus (ii) the difference between the amount of reserves maintained by the Consolidated Group for FF&E replacement and capital improvements as of the last day of such fiscal quarter as shown on the Consolidated Group’s financial statements for such quarter and the amount of such reserves maintained on the first day of such quarter, to be less than four percent (4%) of the gross room revenues from such Properties for such four (4) full fiscal quarters.

Section 9.8.  Indebtedness, Coverage and Net Worth Covenants

. Permit or suffer:

(a)  as of any day, the Consolidated Group’s Tangible Net Worth, plus accumulated depreciation, to be less than the sum of (i) eighty percent (80%) of the Consolidated Group’s Tangible Net Worth, plus accumulated depreciation, as of December 31, 2005 plus (ii) seventy-five percent (75%) of the aggregate proceeds received (net of customary related fees and expenses) in connection with any offering or sale after December 31, 2005 of equity interests in the Borrower or the Guarantors, whether common stock, preferred stock, limited partnership units or other forms of equity ownership;

(b)  as of the last day of any fiscal quarter, Total Secured Indebtedness to exceed fifty percent (50%) of Total Asset Value, provided that such percentage may be up to fifty-five percent (55%) for up to two consecutive quarters once during the term of the Facility;

(c)  as of the last day of any fiscal quarter, Total Unsecured Indebtedness to exceed sixty percent (60%) of Unencumbered Asset Value, provided that for purposes of this Section 9.8 (c) only, Total Unsecured Indebtedness shall not include Indebtedness resulting from the issuance of Qualifying Trust Preferred Securities;

(d)  as of any day, Adjusted EBITDA derived from Unencumbered Assets to be less than 2.0 times Interest Expense associated with Total Unsecured Indebtedness; and

(e)  as of any day, the ratio of (A) the sum of (i) Adjusted EBITDA for the most recent four quarters plus (ii) Ground Lease Expense for such period to (B) Fixed Charges for such period to be less than 1.50 to 1.

Section 9.9.  Qualifying Trust Preferred Securities

. Permit, as of any day in which a Event of Default exists, or a notice of a monetary default has been given and not cured, any payments to be made on subordinated notes issued in connection with the sale of Qualifying Trust Preferred Securities, or the redemption of the Qualifying Trust Preferred Securities.

Section 9.10.  Mergers

. Enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or a substantial portion of the Consolidated Group’s Properties, except for such transactions that occur between members of the Consolidated Group or as otherwise approved in advance by the Supermajority Lenders.

Article X.

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default:

Section 10.1.  Nonpayment of Principal

. The Borrower fails to pay any principal portion of the Obligations when due, whether on the Maturity Date or otherwise.

Section 10.2.  Certain Covenants

. Any one or more of the Borrower, the Guarantors and the Consolidated Group, as the case may be, is not in compliance with any one or more of Sections 8.3 or 8.10 or any Section of Article IX hereof.

Section 10.3.  Nonpayment of Interest and Other Obligations

. The Borrower fails to pay any interest or other portion of the Obligations, other than payments of principal, and such failure continues for a period of five (5) days after the date such payment is due, provided that the first occurrence of any such non payment during any calendar year shall not constitute an Event of Default unless such failure continues for one (1) Business Day after written notice to the Borrower from the Administrative Agent of such failure.

Section 10.4.  Cross Default

. Any monetary default occurs (after giving effect to any applicable cure period) under any other Indebtedness (which includes Guarantee Obligations) of any members of the Consolidated Group, singly or in the aggregate, in excess of Ten Million Dollars ($10,000,000).

Section 10.5.  Loan Documents

. Any Loan Document is not in full force and effect or a default has occurred and is continuing thereunder after giving effect to any cure or grace period in any such document.

Section 10.6.  Representation or Warranty

. At any time or times hereafter any representation or warranty set forth in Articles VI or VII of this Agreement or in any other Loan Document or in any statement, report or certificate now or hereafter made by the Borrower or the Guarantors to the Lenders or the Administrative Agent is not true and correct in any material respect and such noncompliance is not cured within thirty (30) days after the Borrower receives written notice thereof, provided, however, that if such Default is susceptible of cure but cannot by the use of reasonable efforts be cured within such thirty (30) day period, such Default shall not constitute an Event of Default under this Section 10.6 so long as (i) the Borrower or the Guarantors, as the case may be, have commenced a cure within such thirty day period and (ii) thereafter, Borrower or Guarantors, as the case may be, are proceeding to cure such default continuously and diligently and in a manner reasonably satisfactory to Lenders and (iii) such default is cured not later than sixty (60) days after the expiration of such thirty (30) day period.

Section 10.7.  Covenants, Agreements and Other Conditions

. The Borrower fails to perform or observe any of the other covenants, agreements and conditions contained in Article VIII (except for Sections 8.3 or 8.10) and elsewhere in this Agreement or any of the other Loan Documents in accordance with the terms hereof or thereof, not specifically referred to herein, and such Default continues unremedied for a period of thirty (30) days after written notice from Administrative Agent, provided, however, that if such Default is susceptible of cure but cannot by the use of reasonable efforts be cured within such thirty (30) day period, such Default shall not constitute an Event of Default under this Section 10.7 so long as (i) the Borrower or the General Partner, as the case may be, has commenced a cure within such thirty day period and (ii) thereafter, Borrower or General Partner, as the case may be, is proceeding to cure such default continuously and diligently and in a manner reasonably satisfactory to Lenders and (iii) such default is cured not later than sixty (60) days after the expiration of such thirty (30) day period.

Section 10.8.  No Longer General Partner

. Equity Inns shall no longer, directly or indirectly, hold 100% of the general partnership interests in the four entities constituting the Borrower.

Section 10.9.  Material Adverse Financial Change

. Any one of the Operating Partnership, EIP/WV, EQI2, EQI Financing, Equity Inns or Equity Inns Trust has suffered a Material Adverse Financial Change or is Insolvent.

Section 10.10.  Bankruptcy.

(a)  Any member of the Consolidated Group shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 10.10(a), (vi) fail to contest in good faith any appointment or proceeding described in Section 10.10(b) or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due;

(b)  A receiver, trustee, examiner, liquidator or similar official shall be appointed for any member of the Consolidated Group or any substantial portion of any of their Properties, or a proceeding described in Section 10.10(a)(iv) shall be instituted against any member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

Section 10.11.  Legal Proceedings

. Any member of the Consolidated Group is enjoined, restrained or in any way prevented by any court order or judgment or if a notice of lien, levy, or assessment is filed of record with respect to all or any part of the Properties by any governmental department, office or agency, which could materially adversely affect the performance of the obligations of such parties hereunder or under the Loan Documents, as the case may be, or if any proceeding is filed or commenced seeking to enjoin, restrain or in any way prevent the foregoing parties from conducting all or a substantial part of their respective business affairs and failure to vacate, stay, dismiss, set aside or remedy the same within sixty (60) days after the occurrence thereof.

Section 10.12.  ERISA

. Any member of the Consolidated Group is deemed to hold “plan assets” within the meaning of ERISA or any regulations promulgated thereunder of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code).

Section 10.13.  Failure to Satisfy Judgments

. Any member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against such member of the Consolidated Group would exceed $2,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith, unless the liability is insured against and the insurer has not challenged coverage of such liability.

Section 10.14.  Environmental Remediation

. Failure to remediate within the time period required by law or governmental order, (or within a reasonable time in light of the nature of the problem if no specific time period is so established), environmental problems in violation of applicable law related to Properties of any member of the Consolidated Group where the estimated cost of remediation is in the aggregate in excess of $2,000,000, in each case after all administrative hearings and appeals have been concluded.

Section 10.15.  REIT Status; Stock Exchange Listing

. Failure of either Equity Inns or Equity Inns Trust to maintain (i) its status as a real estate investment trust under the Code and (ii) Equity Inns’ listing on the New York Stock Exchange, American Stock Exchange, or NASDAQ.

Article XI.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 11.1.  Acceleration

. If any Event of Default described in Section 10.10 hereof occurs, the obligation of the Lenders to make Advances and of the Issuing Bank to issue Facility Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable. If any other Event of Default described in Article X hereof occurs, such obligation to make Advances and to issue Facility Letters of Credit shall be terminated and at the election of the Required Lenders, the Obligations may be declared to be due and payable.

In addition to the foregoing, following the occurrence of an Event of Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds shall be invested by the Administrative Agent from time to time in its discretion in certificates of deposit of JPMorgan having a maturity not exceeding thirty (30) days. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

Section 11.2.  Preservation of Rights; Amendments

. No delay or omission of the Lenders in exercising any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Administrative Agent and the number of Lenders required hereunder and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lenders until the Obligations have been paid in full.

Article XII.

THE ADMINISTRATIVE AGENT

Section 12.1.  Appointment

. JPMorgan is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article XII. The Administrative Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement, except to the extent the Administrative Agent acts as an agent with respect to the receipt or payment of funds hereunder.

Section 12.2.  Powers

. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

Section 12.3.  General Immunity

. Neither the Administrative Agent (in its capacity as Administrative Agent) nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

Section 12.4.  No Responsibility for Loans, Recitals, etc.

Neither the Administrative Agent (in its capacity as Administrative Agent) nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

Section 12.5.  Action on Instructions of Lenders

. The Administrative Agent shall exercise its rights on behalf of the Lenders hereunder at the direction of the Required Lenders or all of the Lenders, as the case may be, and shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or all Lenders, as the case may be, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 12.6.  Employment of Administrative Agents and Counsel

. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

Section 12.7.  Reliance on Documents; Counsel

. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document reasonably believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of outside counsel selected by the Administrative Agent.

Section 12.8.  Administrative Agent’s Reimbursement and Indemnification

. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in accordance with their respective Percentages (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other reasonable out of pocket expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent (in its capacity as Administrative Agent and not as a Lender) in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent.

Section 12.9.  Rights as a Lender

. With respect to the Commitment, Advances made by it and the Note issued to it, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent, in its individual capacity, may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

Section 12.10.  Lender Credit Decision

. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 12.11.  Successor Administrative Agent

. Each Lender agrees that JPMorgan shall serve as Administrative Agent at all times during the term of this Facility, except that JPMorgan may resign as Administrative Agent in the event (x) JPMorgan and Borrower shall mutually agree in writing or (y) an Event of Default shall occur under the Loan Documents (irrespective of whether such Event of Default subsequently is waived), or (z) JPMorgan shall determine, in its sole reasonable discretion, that because of its other banking relationships with the Consolidated Group at the time of such decision JPMorgan’s resignation as Administrative Agent would be necessary in order to avoid creating an appearance of impropriety on the part of JPMorgan. JPMorgan (or any successor Administrative Agent) may be removed as Administrative Agent by written notice received by Administrative Agent from the Required Lenders at any time with cause (e.g., a breach by JPMorgan (or any successor Administrative Agent) of its duties as Administrative Agent hereunder). Upon any such resignation or removal, the Required Lenders shall appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent (including the right to receive any fees for performing such duties which accrue thereafter), and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue in effect for its benefit and that of the other Lenders in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

Section 12.12.  Notice of Defaults

. If a Lender becomes aware of a Default or Event of Default, such Lender shall notify the Administrative Agent of such fact. Upon receipt of such notice that a Default or Event of Default has occurred, the Administrative Agent shall notify each of the Lenders of such fact.

Section 12.13.  Requests for Approval

. Unless a specific time period for approval is set forth elsewhere in this Agreement, if the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period, but in no event less than five Business Days for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond, that Lender shall be deemed to have approved the request. Upon request, the Administrative Agent shall notify the Lenders which Lenders, if any, failed to respond to a request for approval.

Section 12.14.  Copies of Documents

. Administrative Agent shall promptly deliver to each of the Lenders copies of all notices of default and other formal notices sent or received and according to Section 15.1 of this Agreement. Administrative Agent shall deliver to Lenders within fifteen (15) Business Days following receipt, copies of all financial statements, certificates and notices received regarding the Operating Partnership’s or Equity Inns’ ratings except to the extent such items are required to be furnished directly to the Lenders by Borrower hereunder. Within fifteen (15) Business Days after a request by a Lender to the Administrative Agent for other documents furnished to the Administrative Agent by the Borrower, the Administrative Agent shall provide copies of such documents to such Lender except where this Agreement obligates Administrative Agent to provide copies in a shorter period of time.

Section 12.15.  Defaulting Lenders

. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, such Defaulting Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender. If a Defaulting Lender has failed to fund its Percentage of any Advance and until such time as such Defaulting Lender subsequently funds its Percentage of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its Percentage (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by the Borrower and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective Percentages (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full. At that point, the “Defaulting Lender” shall no longer be deemed a Defaulting Lender. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 12.15. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this Section 12.15 shall apply and be effective regardless of whether a Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters as provided above.

Section 12.16.  Co-Agents: Lead Managers

. None of the Lenders identified on the facing page or signature pages of this Agreement as a “documentation agent,” “syndication agent’ or “co-lead arranger/book manager” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders so identified as a “documentation agent,” “syndication agent” or “co-lead arranger/book manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Article XIII.

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 13.1.  Successors and Assigns

. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Borrower and the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all the Lenders and any assignment by any Lender must be made in compliance with Section 13.3. The Administrative Agent and Borrower may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent and Borrower. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 13.2.  Participations.

(a)  Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Advance owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and Borrower and the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. The Borrower shall not be obligated to pay any fees and expenses incurred by any Lender in connection with the sale of a participation pursuant to this Section.

(b)  Voting Rights. Each Lender shall retain the sole right to vote its Percentage of the Aggregate Commitment, without the consent of any Participant, for the approval or disapproval of any amendment, modification or waiver of any provision of the Loan Documents, provided that such Lender may grant such Participant the right to approve any amendment, modification or waiver which forgives principal, interest or fees or reduces the interest rate or fees payable hereunder, postpones any date fixed for any regularly scheduled payment of principal of or interest on the Obligations, or extends the Maturity Date.

Section 13.3.  Assignments.

(a)  Permitted Assignments. Any Lender may, with the prior written consent of Administrative Agent and Borrower (which consents shall not be unreasonably withheld or delayed), in accordance with applicable law, at any time assign to one or more banks or other entities (collectively, “Purchasers”) all or any part of its rights and obligations under the Loan Documents, except that no consent of Borrower shall be required if an Event of Default has occurred and is continuing and that no consent of Borrower shall ever be required for (i) any assignment to a Person directly or indirectly controlling, controlled by or under direct or indirect common control with the assigning Lender or (ii) the pledge or assignment by a Lender of such Lender’s Note and other rights under the Loan Documents to any Federal Reserve Bank in accordance with applicable law. No assignment to a Purchaser shall be for less than $10,000,000 of the Aggregate Commitment. Such assignments and assumptions shall be substantially in the form of Exhibit K hereto. The Borrower shall execute any and all documents which are customarily required by such Lender (including, without limitation, a replacement promissory note or notes in the forms provided hereunder (upon receipt of the original note that is being replaced)), but Borrower shall not be obligated to pay any fees and expenses incurred by any Lender in connection with any assignment pursuant to this Section. Any Lender selling all or any part of its rights and obligation hereunder in a transaction requiring the consent of the Administrative Agent shall pay to the Administrative Agent a fee of $3,500.00 per assignee to reimburse Administrative Agent for its involvement in such assignment.

(b)  Effect; Effective Date of Assignment. Upon delivery to the Administrative Agent and Borrower of a notice of assignment executed by the assigning Lender and the Purchaser, such assignment shall become effective on the effective date specified in such notice of assignment. The notice of assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and the Loan under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender for matters arising after such sale with respect to the percentage of the Commitment and Advances assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.(b), subject to 13.3.(a), the transferor Lender, the Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(c)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.4.  Dissemination of Information

. Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of Borrower and Guarantors. Each Transferee shall agree in writing to keep confidential any such information which is not publicly available. The Lenders agree not to make any transfers to a transferee if such transfer would constitute a public offering which would impose any obligation on the Borrower to incur liabilities and make disclosures, representations or undertakings beyond those expressly provided for herein, unless the Borrower has consented in writing thereto.

Section 13.5.  Tax Treatment

. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with all applicable provisions of the Code with respect to withholding and other tax matters.

Section 13.6.  USA Patriot Act

. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. Any Lender may request additional information with respect to any Borrower in connection with such Lender’s “know your customer” procedures.

Article XIV.

GENERAL PROVISIONS

Section 14.1.  Survival of Representations

. All representations and warranties contained in this Agreement shall survive delivery of the Notes and the making of the Advances herein contemplated.

Section 14.2.  Governmental Regulation

. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 14.3.  Taxes

. Any recording and other taxes (excluding franchise, income or similar taxes) or other similar assessments or charges payable or ruled payable by any governmental authority incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Borrower, together with interest and penalties, if any.

Section 14.4.  Headings

. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 14.5.  No Third Party Beneficiaries

. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

Section 14.6.  Expenses; Indemnification

. Subject to the provisions of this Agreement, Borrower will pay (a) all out of pocket costs and expenses incurred by the Administrative Agent (including the reasonable fees, out of pocket expenses and other reasonable expenses of counsel, which counsel may be employees of Administrative Agent) in connection with the preparation, execution and delivery of this Agreement, the Notes, the Loan Documents and any other agreements or documents referred to herein or therein and any amendments thereto, (b) all out of pocket costs and expenses incurred by the Administrative Agent and the Lenders (including the reasonable fees, out of pocket expenses and other reasonable expenses of counsel to the Administrative Agent and the Lenders, which counsel may be employees of Administrative Agent or the Lenders) in connection with the enforcement and protection of the rights of the Lenders under this Agreement, the Notes, the Loan Documents or any other agreement or document referred to herein or therein, and (c) all reasonable and customary costs and expenses of periodic audits by the Administrative Agent’s personnel of the Borrower’s books and records provided that prior to an Event of Default, Borrower shall be required to pay for only one such audit during any year. The Borrower further agrees to indemnify the Lenders, their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Lenders are a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder, except that the foregoing indemnity shall not apply to a Lender to the extent that any losses, claims, etc. are the result of such Lender’s gross negligence or willful misconduct. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

Section 14.7.  Severability of Provisions

. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 14.8.  Nonliability of the Lenders

. The relationship between the Borrower and the Lenders shall be solely that of borrower and lender. The Lenders shall not have any fiduciary responsibilities to the Borrower. The Lenders undertake no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 14.9.  Choice of Law

. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 14.10.  Consent to Jurisdiction

. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDERS OR ANY AFFILIATE OF THE LENDERS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

Section 14.11.  Waiver of Jury Trial

. THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 14.12.  Entire Agreement; Modification of Agreement

. The Loan Documents embody the entire agreement among the Borrower, Guarantors, Administrative Agent, and Lenders and supersede all prior conversations, agreements, understandings, commitments and term sheets among any or all of such parties with respect to the subject matter hereof. Any provisions of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, and Administrative Agent if the rights or duties of Administrative Agent are affected thereby, and

(a)  each of the Lenders if such amendment or waiver

(i)  reduces or forgives any payment of principal or interest on the Obligations or any fees payable by Borrower to such Lender hereunder, or modifies the provisions of Section 2.6 regarding the calculation of such interest and fees; or

(ii)  postpones the date fixed for any payment of principal of or interest on the Obligations or any fees payable by Borrower to such Lender hereunder; or

(iii)  changes the amount of such Lender’s Commitment (other than pursuant to a voluntary reduction of the Aggregate Commitment under Section 2.17 or an assignment permitted under Section 13.3) or the unpaid principal amount of such Lender’s Note; or

(iv)  extends the Maturity Date; or

(v)  releases or limits the liability of any Borrower or Guarantor under the Loan Documents; or

(vi)  changes the definition of Required Lenders or Supermajority Lenders or modifies any requirement for consent by each of the Lenders; or

(vii)  modifies the definition of “Borrowing Base”; or

(viii)  modifies this Section 14.12(a); or

(b)  the Supermajority Lenders, if such amendment or waiver modifies or waives the covenant in Section 9.10; or

(c)  the Required Lenders, to the extent expressly provided for herein and in the case of all other waivers or amendments if no percentage of Lenders is specified herein.

Section 14.13.  Dealings with the Borrower

. The Lenders and their affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with the Borrower or the Guarantors or any other member of the Consolidated Group regardless of the capacity of the Lenders hereunder.

Section 14.14.  Set-Off.

(a)  If an Event of Default shall have occurred, with the consent of all the Lenders, each Lender (and with the consent of all the Lenders, if permitted, pursuant to a participation agreement, each such participant) shall have the right, at any time and from time to time without notice to the Borrower, any such notice being hereby expressly waived, to set off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower against and on account of all outstanding Obligations and all Obligations which from time to time may become due hereunder and all other obligations and liabilities of the Borrower under this Agreement, irrespective of whether or not such Lender shall have made any demand hereunder and whether or not said obligations and liabilities shall have matured.

(b)  Each Lender agrees that if it shall, by exercising any right of set off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest or fees due with respect to any Note held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest or fees due with respect to any Note held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders and such other adjustments shall be made as may be required so that all such payments of principal, interest or Fees with respect to the Notes held by the Lenders shall be shared by the Lenders pro rata according to their respective Commitments.

Section 14.15.  Counterparts

. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and each of the Lenders shown on the signature pages hereof.

Section 14.16.  Limitation on Liability of EIP/WV

. The liability of each entity comprising the Borrower under this Agreement for the Obligations shall be joint and several. However, notwithstanding the foregoing, the Lenders agree that, the liability of EIP/WV under this Agreement shall not exceed the amount by which (A) the portion of the then current fair market value of the Properties owned by EIP/WV exceeds (B) the then current outstanding principal balance of all Indebtedness (other than the Obligations) of EIP/WV permitted under this Agreement, calculated in each case as of the Maturity Date or the date of any earlier acceleration of the Obligations, as applicable. Such maximum liability of EIP/WV shall be allocated on a pro rata basis among the Notes in accordance with the Lenders’ respective Percentages.

Article XV.

NOTICES

Section 15.1.  Giving Notice

. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes). Notice may be given as follows:

To the Borrower:

Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, Tennessee 38138
Attention: J. Mitchell Collins
Telecopy: (901) 754-2374

To Guarantors:

Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, Tennessee 38138
Attention: J. Mitchell Collins
Telecopy: (901) 754-2374

To each Lender:

As shown below the Lenders’ signatures.

To the Administrative Agent:

JPMorgan Chase Bank, N.A.
Real Estate Investment Banking
277 Park Avenue, 3rd Floor
New York, NY 10172
Attention: Donald Shokrian
Telecopy: (646) 534-0574

With a copy to:

Sonnenschein Nath & Rosenthal LLP
7800 Sears Tower
Chicago, Illinois 60606
Attention: Steven R. Davidson, Esq.
Telecopy: (312) 876-7934

Section 15.2.  Change of Address

. Each party may change the address for service of notice upon it by a notice in writing to the other parties hereto.

[remainder of this page intentionally blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BORROWER:    EQUITY INNS PARTNERSHIP, L.P.

By: Equity Inns Trust, its General Partner

By: ________________________________
Name: J. Mitchell Collins
Title: Executive VP

EQUITY INNS/WEST VIRGINIA PARTNERSHIP, L.P.

By: Equity Inns Services, L.L.C., its  General Partner

By: ________________________________
Name: J. Mitchell Collins
Title: __________________________

EQI ORLANDO 2, L.L.C.

By: ________________________________
Name: J. Mitchell Collins
Its: ____________________________

EQI FINANCING PARTNERSHIP I, L.P.

By:	EQI Financing Corporation, its General Partner

By: ________________________________
Name: J. Mitchell Collins
Title: Executive VP

LENDERS: JPMORGAN CHASE BANK, N.A.
Individually and as Administrative Agent

By: ________________________________
Name:  Donald Shokrian
Title: Managing Director

Commitment: $25,000,000

Address for Notices:

Real Estate Investment Banking
277 Park Avenue, 3rd Floor
New York, NY 10172
Attention: Donald Shokrian
Telephone: 212/622-2166
Telecopy: 646/534-0574

CALYON NEW YORK BRANCH
Co-Lead Arranger and as Syndication Agent

By: ________________________________
Name:
Title:

By: ________________________________
Name:
Title:

Commitment: $25,000,000

Address for Notices:

Calyon New York Branch
Lodging Group
1301 Avenue of the Americas, 18th Floor
New York, New York 10019
Attention: David Bowers
Telephone: 212/261-7831
Telecopy: 212/261-7532

BANK OF AMERICA, N.A.
Individually and as Documentation Agent

By: ________________________________
Name:  Roger C. Davis
Title: Senior Vice President

Commitment: $22,000,000

Address for Notices:

Bank of America, N.A.
901 Main St. 64th Floor
Dallas, TX 75202
Attention: Roger C. Davis
Telephone: 214/209-9505
Telecopy: 214/209-0085

KEYBANK NATIONAL ASSOCIATION
Individually and as Documentation Agent

By: ________________________________
Name:  ________________________________
Title: ________________________________

Commitment: $22,000,000

Address for Notices:

KeyBank National Association
1200 Abernathy Road NE, Suite 1550
Atlanta, Georgia 30328
Phone: 770/510-2102
Telephone: 770/510-2195
Telecopy: Daniel Stegemoeller

AMSOUTH BANK
Individually and as Documentation Agent

By: ________________________________
Name:  ________________________________
Title: ________________________________

Commitment: $15,000,000

Address for Notices:

AmSouth Bank
1900 5th Avenue North, BAC-15
Birmingham, AL 35203
Attention: Ryan Presley
Telephone: 205/326-4783
Telecopy: 205/326-4075

U.S. BANK NATIONAL ASSOCIATION

By: ________________________________
Name:  Dennis J. Redpath
Title: Senior Vice President

Commitment: $19,000,000

Address for Notices:

U.S. Bank National Association
209 S. LaSalle Street, Suite 410
Chicago, IL 60604
Attention: Dennis J. Redpath
Telephone: 312/325-8875
Telecopy: 312/325-8852

BRANCH BANKING AND TRUST COMPANY

By: ________________________________
Name:  Robert Searson
Title: Senior Vice President

Commitment: $15,000,000

Address for Notices:

Branch Banking and Trust Company
200 West 2nd Street; 16th Floor
Winston-Salem, NC 27101
Attention: Robert Searson
Telephone: 336/733-2771
Telecopy: 336/733-2740

REGIONS BANK

By: ________________________________
Name:  ________________________________
Title: ________________________________

Commitment: $7,000,000

Address for Notices:

Regions Bank
6200 Poplar Avenue
Memphis, Tennessee 38119
Attention: James Gummel
Telephone: 901/580-5437
Telecopy: 901/580-5451

The undersigned, Equity Inns, Inc. and Equity Inns Trust, join in this Agreement for purposes of making the representations and warranties contained in Article VII hereof and agreeing to perform certain of the covenants described in Article VIII hereof.

EQUITY INNS, INC.

By: ___________________________
Name: J. Mitchell Collins
Title: Executive VP

EQUITY INNS TRUST

By: _____________________________
Name: J. Mitchell Collins
Title: Executive VP

EXHIBIT A

INTENTIONALLY DELETED

Exhibit A - Page

EXHIBIT B

FORM OF NOTE

_________, 2006

On or before the Maturity Date, as defined in that certain Unsecured Revolving Credit Agreement dated as of ___________, 2006 (the “Agreement”) among EQUITY INNS PARTNERSHIP, L.P., a Tennessee limited partnership, EQUITY INNS/WEST VIRGINIA PARTNERSHIP, L.P., a Tennessee limited partnership, EQI ORLANDO 2, L.L.C., a Delaware limited liability company, and EQI FINANCING PARTNERSHIP I, L.P., a Tennessee limited partnership (collectively, “Borrower”), CALYON NEW YORK BRANCH, individually and as _____________ Agent , JPMORGAN CHASE BANK, N.A., a national bank organized under the laws of the United States of America, individually and as Administrative Agent for the Lenders (as such terms are defined in the Agreement), and the other Lenders listed on the signature pages of the Agreement, Borrower promises to pay to the order of _________________________ (the “Lender”), or its successors and assigns, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.1 of the Agreement, in immediately available funds at the office of the Administrative Agent in New York, New York, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay this Promissory Note (“Note”) in full on or before the Maturity Date in accordance with the terms of the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Advance and the date and amount of each principal payment hereunder.

This Note is issued pursuant to, and is entitled to the security under and benefits of, the Agreement and the other Loan Documents, to which Agreement and Loan Documents, as they may be amended from time to time, reference is hereby made for, inter alia, a statement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement. This Note is not negotiable.

If there is an Event of Default or Default under the Agreement or any other Loan Document and Lender exercises its remedies provided under the Agreement and/or any of the Loan Documents, then in addition to all amounts recoverable by the Lender under such documents, Lender shall be entitled to receive reasonable attorneys fees and expenses incurred by Lender in exercising such remedies.

Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note (except as otherwise expressly provided for in the Agreement), and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security of this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

This Note shall be governed and construed under the internal laws of the State of New York.

All liability of the entities comprising the Borrower hereunder shall be joint and several. However, the liability of Equity Inns/West Virginia Partnership, L.P. under this Note is limited as described in Section 14.16 of the Agreement.

BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

EQUITY INNS PARTNERSHIP, L.P., a Tennessee limited partnership

By: Equity Inns Trust, its general partner

By:
Name:
Title: _________________________

EQUITY INNS/WEST VIRGINIA PARTNERSHIP, L.P., a Tennessee limited partnership

By: Equity Inns Services, L.L.C., its general  partner

By:
Name: ________________________
Its:

EQI ORLANDO 2, L.L.C.

By: ________________________________
Name: J. Mitchell Collins
Its: ______________________________

EQI FINANCING PARTNERSHIP I, L.P.

By:	EQI Financing Corporation, its General Partner

By: ________________________________
Name: J. Mitchell Collins
Title: ______________________________

Date	Unpaid Principal Balance	Notation Made by

Exhibit B - Page

EXHIBIT C

Intentionally Deleted

Exhibit C - Page

EXHIBIT D

FORM OF GUARANTY

See Guaranty of even date.

Exhibit D - Page

EXHIBIT E

Intentionally Deleted

Exhibit E - Page

EXHIBIT F

Intentionally Deleted

Exhibit F - Page

EXHIBIT G

Intentionally Deleted

Exhibit G - Page

EXHIBIT H

WIRING INSTRUCTIONS

To:	JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”) under the Credit Agreement Described Below
Re:
Unsecured Revolving Credit Agreement, dated as of _________, 2006 (as amended, modified, renewed or extended from time to time, the “Agreement”), among Equity Inns Partnership, L.P., Equity Inns/West Virginia Partnership, L.P., EQI Orlando 2, L.L.C. and EQI Financing Partnership I, L.P. (collectively, the “Borrower”), JPMorgan Chase Bank, N.A., individually and as Administrative Agent, Calyon New York Branch, as Co-Lead Arranger, and the Lenders named therein. Terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 15.1 of the Agreement or based on any telephonic notice made in accordance with the Agreement.

Facility Identification Number(s)

Customer/Account Name: Equity Inns Partnership, L.P., Equity Inns/West Virginia Partnership, L.P. EQI Orlando 2, L.L.C. and EQI Financing Partnership I, L.P.

Transfer Funds To: JPMorgan Chase Bank, N.A.

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative) Date

(Please Print)      Signature

Bank Officer Name     Date

(Please Print)      Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

Exhibit H - Page

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

Under that certain Unsecured Revolving Credit Agreement dated as of _________ 2006, (the “Credit Agreement”), between Equity Inns Partnership, L.P., Equity Inns / West Virginia Partnership, L.P., EQI Orlando 2, L.L.C. and EQI Financing Partnership I, L.P., as Borrower and JPMorgan Chase Bank, N.A. (“JPMorgan”) as Administrative agent, Calyon New York Branch as Co-Lead Arranger and the Lenders defined therein (the “Credit Agreement”).

The undersigned, as _________________ of Equity Inns Partnership L.P., as _________________ of Equity Inn / West Virginia Partnership L.P., as ______________ of EQI Orlando 2, L.L.C. and as _________________ of EQI Financing Partnership I, L.P., pursuant to Section 8.2 of the Credit Agreement, hereby certify to JPMorgan as Administrative Agent as follows:

1.	A review of the activities of Borrower during the most recent ended fiscal quarter (which quarter ended _______) of the Borrower has been made under my supervision.

2.
As of the date hereof, all of the representations and warranties of Borrower contained in the Credit Agreement and each of the Loan Documents (as defined in the Credit Agreement) are true and correct in all material respects (except to the extent that they speak to a specific date or are based on facts which have changed by transactions expressly contemplated or permitted by the Credit Agreement).

3.	No event has occurred and is continuing which constitutes an Event of Default or a potential Event of Default.

4.	The following Borrowing Base computation as of ______________, 20__, together with the supporting schedule attached hereto is true and correct:

A. Total Asset Value derived from Borrowing Base Assets
(See Attached Schedule of Borrowing Base Assets)     $

B. 60.0% of A              $

C. Value of Asset which makes up greatest percentage of the Borrowing Base

$

D. C divided by A is less than 20%        %

E. Allocated Facility Amount     $

F. B is equal to or more than E ____ Yes ____ No

5.	The following covenant computations, for the most recent ended fiscal quarter, together with the supporting schedule attached hereto, are true and correct:

8.3	Limitations on Properties Under Development A. Total Cost of all Properties Under Development and Excluded Properties	$
	B. 10% of Total Cost of all Properties	$ A must be less than or equal to B

Unencumbered Asset Value Definition
Limitations on Unencumbered Asset Value

Wholly-Owned Assets

A. Unencumbered Asset Value (See Attached Schedule)

B. Total Values of Properties which are, directly or indirectly, wholly owned and controlled by Borrower

C. B divided by A

Fee Simple Assets

D. Total Asset Value attributed to Properties which are, directly or indirectly, held in fee simple by Borrower or a Wholly-Owned Subsidiary

E. D divided by A

Properties Under Development and Excluded Properties

F. Total Asset Value attributable to Properties Under Development and Excluded Properties

G. F divided by A

H. Total Amount of Unencumbered Asset Value derived from Collateral Pool Asset that are:
(i) not directly or indirectly, wholly owned and controlled by the Borrower; (ITEM B) plus
(ii) not directly or indirectly, held in fee simple by the Borrower or a Wholly-Owned Subsidiary (ITEM D) plus
(iii) Properties Under Development and Excluded Properties (Item F)
$ $ % C must be greater than or equal to 85% $ % E must be greater than or equal to 90% $ % G must be less than or equal to 20% $
	I. H divided by A	% I must be less than 30%
9.3	Leverage. A. Total Indebtedness B. EBITDA C. A divided by B D. 6.00	$ $ C must be less than or equal to D
9.3	Secured Recourse Indebtedness A. Recourse Secured Indebtedness of the Consolidated Group B. $50,000,000	$ $ A must be less than or equal to B
9.4	Dividends
9.4	A. Total dividends for the past four quarters (excluding Preferred Stock Expense) B. 95% of the Funds From Operations for the past four quarters	$ $ A must be less than or equal to B

9.5	Floating Rate Debt A. 25% of Total Indebtedness B. Floating Rate Debt, excluding the Facility	$ $ B must be less than A
9.7
FF&E Expenditures.

A. Total actual expenditures of the Consolidated Group for FF&E replacement and approved capital improvements for the Properties for the past four quarters.

B. Amount of reserves maintained on the balance sheet on the last day of the period by the Consolidated Group for FF&E replacement and approved capital improvements less the amount of such reserves maintained as of the first day of the period.

C. Sum of A plus B

D. 4% of gross room revenues for the past four quarters  for the Properties
$ $ $ $ C must be greater than or equal to D
9.8(a)	9.8(a)Minimum Tangible Net Worth. A. Tangible Net Worth of the Consolidated Group B. 80% of Tangible Net Worth at 12/31/05 C. 75% of equity interest issued after 12/31/05 D. Sum of B and C	$ $ $ $ A must be greater than or equal to D
9.8(b)	9.8(b)Maximum Total Secured Indebtedness. A. Total Secured Indebtedness at last day of most recent fiscal quarter B. Total Asset Value at last day of most recent fiscal quarter C. A divided by B	$ $ % C must be less than or equal to 50% (or 55% for up two consecutive quarters)
9.8(c)
9.8(c) Maximum Total Unsecured Indebtedness.

A. Total Unsecured Indebtedness at last day of most recent fiscal quarter

B. Indebtedness resulting from the issuance of Qualifying Trust Preferred Securities

C. A minus B

D. Total Unencumbered Asset Value at last day of most recent fiscal quarter

E. C divided by D
$ $ $ $ % E must be less than or equal to 60%
9.8(d)
Maximum Interest Expense for Unsecured Debt

A. EBITDA derived from Unencumbered Assets for the most recent 12 calendar months

B. Agreed FF&E Reserve for Unencumbered Assets for the most recent 12 calendar months

C. A minus B (Adjusted EBITDA derived from Unencumbered Assets)

D. Interest Expense associated with Total Unsecured Indebtedness for the most recent 12 calendar months

E. C divided by D
$ $ $ E must be equal to or greater than 2.0 to 1.0

9.8(e)
Minimum Fixed Charge Coverage

A. Adjusted EBITDA for the most recent 12 calendar months

B. Ground Lease Expense for the most recent 12 calendar months

C. Sum of A plus B

D. Fixed Charges for the most recent 12 calendar months

E. C divided by D
$ $ $ $ E must be greater than or equal to the amount 1.5 to 1.0
The following computation of the limits imbedded in the definitions, together with the supporting schedule attached hereto, is true and correct.
Limitation on Excluded Investment Affiliates (see definition) Ownership Percentage
A.	The largest Consolidated Group Pro Rata Share of any Investment Affiliate	% A must be less than 20%
Book Value
B.	The aggregate book value of the Consolidated Group’s investment in all Excluded Investment Affiliates	$
C.	$35,000,000	$
D.	The amount of the Borrowing Base attributable to Properties Under Development	$
E.	C minus D	$ B must be less than or equal to E

In addition, the Consolidated Group does not have voting control of, or the ability to otherwise direct the actions of any Investment Affiliate, and no Investment Affiliate has Indebtedness which is recourse to, or guaranteed by, any member of the Consolidated Group.

Date:

By:

Name:

Title:

SCHEDULE I

CALCULATION OF COVENANTS

1.
Total Cost
A. Book Value of all Newly Acquired Properties, Excluded Properties and Properties under Development owned by the Consolidated Group

B. Accumulated Depreciation on such Properties

C. Consolidated Group Pro Rata Share of the book value of all Newly Acquired Properties, Excluded Properties and Properties under Development owned by Investment Affiliates

D. Consolidated Group Pro Rata Share of the depreciation associated with such Properties owned by Investment Affiliates

E. Sum of A, B, C, and D
$ $ $ $ $
2.
Total Indebtedness
A. Indebtedness of the Consolidated Group

1. indebtedness for borrowed money
2. obligations under financing and capital leases
3. Guarantee Obligations
4. Letters of credit
5. Other items which constitute Indebtedness not included in the above

B. Consolidated Group Pro Rata Share of all Indebtedness of any Investment Affiliate other than Excluded Investment Affiliates (to the extent not included in A)

1. Indebtedness for borrowed money
2. Obligations under financing and capital leases
3. Guarantee Obligations
4. Letters of Credit
5. Other items which constitute Indebtedness not included in the above

C. Sum of A and B equals Total Indebtedness
$ $ $ $ $ $ $ $ $ $ $
3.
EBITDA for the most recent four quarters

A. Net income of the Consolidated Group applicable to common shareholders excluding income from Investment Affiliates

B. Consolidated Group Pro Rata Share of net income of Investment Affiliates other than Excluded Investment Affiliates

C. Preferred Stock Expense

D. All gains or losses from sale of assets, write downs, debt or equity restructure, adjusting for non-cash effect of straight lining of rents

E. Effect of discontinued operations

F. Effect of income taxes

G. Effect of minority interests

H. Interest Expense

I. Depreciation, amortization and non cash items

J. Adjustment for Properties not owned during whole period

K. Sum of (A plus B) plus sum of (C plus D plus E plus F plus G plus H plus I plus J) equals EBITDA.

Note: For: C, D, E, F, G, H, I, and J only the Consolidate Group Pro Rata Share shall be added back to the extent the foregoing items relate to Investment Affiliates.
$ $ $ $ $ $ $ $ $ $ $
4.
Adjusted EBITDA for any period

A. EBITDA for any period

B. Agreed FF&E Reserve for all Properties of the Consolidated Group  during such period

C. Consolidated Group Pro Rata Share of 4% of gross room revenues for such period on each Property owned by Investment Affiliates

D. A minus the sum of B plus C equals Adjusted EBITDA
$ $ $ $
5.
Fixed Charges for the most recent four quarters

A. Interest Expense

B. Regularly scheduled principal payments of Indebtedness of the Consolidated Group

C. Consolidated Group Pro Rata Share of any regularly scheduled principal payments of an Investment Affiliate (other than Excluded Investment Affiliates)

D. Preferred Stock Expense

E. Ground Lease Expense

F. Sum of A, B, C, D, and E equals Fixed Charges
$ $ $ $ $ $

Exhibit I - Page

EXHIBIT J

Intentionally Deleted

Exhibit J - Page

EXHIBIT K

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:      [and is an Affiliate/Approved Fund of [identify Lender]1  Select as Applicable

3. Borrower(s):

4. Agent:        , as the agent under the Credit Agreement.

5. Credit Agreement: The [amount] Credit Agreement dated as of _______________ among [name of Borrower(s)], the Lenders party thereto, [name of Agent], as Agent, and the other agents party thereto.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
____________[3]	$	$	_______%
____________	$	$	_______%
____________	$	$	_______%

7. Trade Date:     4

Effective Date: ____________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5  Accepted:

[NAME OF AGENT], as Agent

By:

Title:

[Consented to:]6

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[NAME OF RELEVANT PARTY]

By:

Title:

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

1
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.
4 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
5 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
6 To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit K - Page

EXHIBIT L

AMENDMENT TO UNSECURED REVOLVING CREDIT AGREEMENT

This Amendment to Unsecured Revolving Credit Agreement (the “Amendment”) is made as of    , 2006, by and among Equity Inns Partnership, L.P., a Tennessee limited partnership, Equity Inns/West Virginia Partnership, L.P., a Tennessee limited partnership, EQI Orlando 2, L.L.C., a Delaware limited liability company and EQI Financing Partnership I, L.P., a Tennessee limited partnership (collectively, “Borrower”) Equity Inns Trust, Equity Inns Services, L.L.C. and Equity Inns, Inc. (collectively, “Guarantor”), JPMorgan Chase Bank, N.A., individually and as “Administrative Agent,” and one or more new or existing “Lenders” shown on the signature pages hereof.

R E C I T A L S

A. Borrower, Administrative Agent and certain other Lenders have entered into a Unsecured Revolving Credit Agreement dated as of __________, 2006 (the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Credit Agreement.

B. Pursuant to the terms of the Credit Agreement, the Lenders initially agreed to provide Borrower with a revolving credit facility in an aggregate principal amount of up to $150,000,000. The Borrower, the Administrative Agent and the Lenders now desire to amend the Credit Agreement in order to, among other things (i) increase the Aggregate Commitment to $__________________; and (ii) admit [name of new banks] as “Lenders” under the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1. The foregoing Recitals to this Amendment hereby are incorporated into and made part of this Amendment.

2. From and after _________, ____ (the “Effective Date”) (i) [name of new banks] shall be considered as “Lenders” under the Credit Agreement and the Loan Documents, and (ii) [name of existing lenders] shall each be deemed to have increased its Commitment to the amount shown next to their respective signatures on the signature pages of this Amendment, each having a Commitment in the amount shown next to their respective signatures on the signature pages of this Amendment. The Borrower shall, on or before the Effective Date, execute and deliver to each of such new or existing Lenders a new or Note in the amount of such Commitment.

3. From and after the Effective Date, the Aggregate Commitment shall equal __________ Million Dollars ($___,000,000).

4. For purposes of Section 15.1 of the Credit Agreement (Giving Notice), the address(es) and facsimile number(s) for [name of new banks] shall be as specified below their respective signature(s) on the signature pages of this Amendment.

5. The Borrower hereby represents and warrants that, as of the Effective Date, there is no Default or Event of Default, the representations and warranties contained in Articles VI and VII of the Credit Agreement are true and correct as of such date as and to the extent set forth therein, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date and the Borrower has no offsets or claims against any of the Lenders.

6. As expressly modified as provided herein, the Credit Agreement shall continue in full force and effect.

7. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

EQUITY INNS PARTNERSHIP, L.P.

By: Equity Inns Trust, its General Partner

By:
Name: ______________________________
Title:

EQUITY INNS/WEST VIRGINIA PARTNERSHIP, L.P.

By:	Equity Inns Services, L.L.C., its General Partner

By:
Name:
Its:

EQI ORLANDO 2, L.L.C.

By: ________________________________
Name: J. Mitchell Collins
Its: ______________________________

EQI FINANCING PARTNERSHIP I, L.P.

By:	EQI Financing Corporation, its General Partner

By: ________________________________
Name: J. Mitchell Collins
Title: Executive VP

EQUITY INNS, INC.

By:
Title:

EQUITY INNS TRUST

By:
Title:

EQUITY INNS SERVICES, L.L.C.

By:
Its:

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent

By:
Print Name:
Title:

277 Park Avenue, 3rd Floor
New York, NY 10172
Facsimile: 646/ 534-0574
Attention: Donald Shokrian
Amount of Commitment: $

[NAME OF NEW LENDER]

By:
Print Name:
Title:

[Address of New Lender]
Phone:
Facsimile:
Attention:

Exhibit L - Page

SCHEDULE 1.1

Existing Letters of Credit

JPM Reference Number	Original B1 L/C Number	Booking Party Name	Beneficiary Name	Liab Outstanding Amount	Issue / Advising Date	Current Expiration Date
CPCS-214002	-	EQUITY INNS PARTNERSHIP LP	WACHOVIA BANK, NATIONAL ASSOCIATION	600,000.00	NOV 15, 2005	NOV 14, 2006
CPCS-214003	-	EQUITY INNS PARTNERSHIP LP	WELLS FARGO BANK, N.A., AS TRUSTEE	1,072,000.00	NOV 15, 2005	NOV 14, 2006
CPCS-214005	-	EQUITY INNS PARTNERSHIP LP	WACHOVIA BANK, NATIONAL ASSOCIATION	600,000.00	NOV 15, 2005	NOV 14, 2006
CPCS-634814	SLT323375	EQUITY INNS PARTNERSHIP LP	GE CAPITAL CORP C/O GEMSA LOAN	113,730.00	FEB 15, 2002	OCT 24, 2007
CPCS-634815	SLT323377	EQUITY INNS PARTNERSHIP LP	GE CAPITAL CORP C/O GEMSA LOAN	149,270.00	FEB 15, 2002	OCT 24, 2007
CPCS-634909	SLT326051	EQUITY INNS PARTNERSHIP LP	LASALLE NAT. BANK,	357,504.28	FEB 15, 2002	OCT 24, 2006
Total				$2,892,504.28

Schedule 1.1 - Page

SCHEDULE 6.19

ENVIRONMENTAL COMPLIANCE

All environmental matters identified in the environmental reports delivered to Administrative Agent in connection with the Facility.

Schedule 6.19 - Page

SCHEDULE 6.24

TRADE NAMES

Schedule 6.24 - Page

SCHEDULE 6.25

SUBSIDIARIES (BORROWERS) OWNING UNENCUMBERED ASSETS

Name	Entity Type	Percentage Ownership	Property Owned
Equity Inns Partnership, L.P.(1)	Tennessee limited partnership
Equity Inns/West Virginia Partnership, L.P.(1)	Tennessee limited partnership	Operating Partnership owns 99% LP interest	Holiday Inn/Bluefield* Holiday Inn/Oak Hill*
EQI Orlando 2, L.L.C.(1)	Delaware limited liability company	Operating Partnership owns 100% interest	Embassy Suites/Orlando*
EQI Financing Partnership I, L.P.(1)	Tennessee limited partnership	Operating Partnership owns 99% LP interest	Hampton Inn/Cleveland, OH* Hampton Inn/Columbus, GA* Hampton Inn/Gurnee, IL* Hampton Inn/Gastonia, NC* Residence Inn/Omaha, NE* Hampton Inn/Fayetteville, NC* Holiday Inn/Mt. Pleasant, SC*
_______________________
* Borrowing Base Asset under this Agreement.
(1) Entity is a Borrower under this Agreement.

Schedule 6.25 - Page

SCHEDULE 7.16

SUBSIDIARIES OF GUARANTORS OWNING UNENCUMBERED ASSETS

Name	Entity Type	Percentage Ownership	Property Owned
Equity Inns, Inc.	Tennessee corporation
Equity Inns Trust	Maryland real estate investment trust	100% of outstanding common shares owned by Equity Inns, Inc.
Equity Inns Partnership, L.P.	Tennessee limited partnership	Trust owns approximately 96% general partnership interest in the Operating Partnership
Residence Inn/Burlington*
Residence Inn/Colorado Springs*
Hampton Inn/Pickwick*
Hampton Inn/Addison*
Hampton Inn/Columbia*
Homewood Suites/Augusta*
AmeriSuites/Cincinnati-Blue Ash*
AmeriSuites/Miami*
AmeriSuites/Baton Rouge*
AmeriSuites/Las Vegas*
AmeriSuites/Miami*
AmeriSuites/Minneapolis*
AmeriSuites/Nashville*
Homewood/Seattle*(
Homewood/Chicago*
Hampton Inn/Urbana*
Hampton Inn/East Lansing*
Hampton Inn/Grand Rapids*
SpringHill Suites/Grand Rapids*
Hampton Inn/Nashville-Briley Pkwy(1)
Courtyard/Houston(1)
Hampton Inn/Boca Raton(1)
Hampton Inn & Suites/Boynton Beach(1)
Hampton Inn/Deerfield Beach(1)
Hampton Inn/Palm Beach Gardens(1)
Hampton Inn/West Palm Beach(1)
Hampton Inn/Orlando*
Residence Inn/Sarasota(1)
Courtyard/Sarasota(1)
Residence Inn/Ft. Myers(1)
Hampton Inn/Peabody(1)
Homewood Suites/Peabody*
SpringHill Suites/Sarasota*
TownPlace Suites/Savannah*
Courtyard/Orlando Maitland(1)
Residence Inn/Tampa North(1)
Residence Inn/Mobile(1)
Fairfield Inn/Atlanta*
SpringHill Suites/Houston*
SpringHill Suites/San Antonio*

Equity Inns/West Virginia Partnership, L.P.	Tennessee Limited Partnership	1% GP interest held by Equity Inns Services, L.L.C. and 99% limited partnership interest held by the Operating Partnership	Holiday Inn/Bluefield* Holiday Inn/Oak Hill*
EQI Orlando 2, L.L.C.	Delaware limited liability company	Operating Partnership owns 100% interest	Embassy Suites/Orlando*
EQI Financing Partnership I, L.P.	Tennessee limited partnership	Approximately 1% general partnership owned by EQI Financing Corporation and 99% limited partnership interest held by Operating Partnership	Hampton Inn/Cleveland, OH* Hampton Inn/Columbus, GA* Hampton Inn/Gurnee, IL* Hampton Inn/Gastonia, NC* Residence Inn/Omaha, NE* Hampton Inn/Fayetteville, NC* Holiday Inn/Mt. Pleasant, SC*
* Borrowing Base Asset under this Agreement.
(1)	Hotel is currently encumbered by mortgage debt and is not a Borrowing Base Asset under this Agreement.